                                                     FILED PURSUANT TO 424(b)(2)
                                                       REGISTRATION NO. 33-57011
          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 20, 1996
                               U.S. $220,000,000
                                  Ashland Inc.
                          Medium-Term Notes, Series H
                   Due Nine Months or More from Date of Issue
                                 -------------
ASHLAND INC. (THE "COMPANY") MAY OFFER AND SELL FROM TIME TO TIME ITS MEDIUM-TERM NOTES (ISSUABLE IN ONE OR MORE SERIES) WITHIN THE UNITED STATES OR
 OUTSIDE THE UNITED STATES OR BOTH SIMULTANEOUSLY. THE MEDIUM-TERM NOTES,
 SERIES H (THE "NOTES"), OFFERED BY THIS PROSPECTUS SUPPLEMENT ARE BEING
  OFFERED IN THE UNITED STATES IN AN AGGREGATE PRINCIPAL AMOUNT OF U.S. $220,000,000 (OR THE EQUIVALENT THEREOF IF ANY OF THE NOTES ARE DENOMINATED
   IN FOREIGN CURRENCIES OR CURRENCY UNITS), SUBJECT TO REDUCTION AS A RESULT
   OF THE SALE OF OTHER SECURITIES (OTHER THAN THE NOTES) PURSUANT TO THE
    REGISTRATION STATEMENT OF WHICH THE ACCOMPANYING PROSPECTUS IS A PART.
    SEE "DESCRIPTION OF THE MEDIUM-TERM NOTES--GENERAL" AND "PLAN OF
     DISTRIBUTION". UNLESS OTHERWISE INDICATED IN A PRICING SUPPLEMENT TO
     THIS PROSPECTUS SUPPLEMENT (A "PRICING SUPPLEMENT"), THE INTEREST
     PAYMENT DATES FOR EACH NOTE WILL BE FEBRUARY 15 AND AUGUST 15 OF EACH
     YEAR. EACH NOTE WILL MATURE ON A DAY NINE MONTHS OR MORE FROM ITS
      DATE OF ISSUE, AS SET FORTH ON THE FACE OF SUCH NOTE (THE "STATED
       MATURITY"). THE INTEREST PAYMENT DATES FOR EACH FLOATING RATE NOTE
       WILL BE ESTABLISHED ON THE DATE OF SALE AND WILL BE SET FORTH IN
       EACH SUCH NOTE AND IN THE APPLICABLE PRICING SUPPLEMENT. IF SO
       INDICATED IN THE APPLICABLE PRICING SUPPLEMENT, SUCH NOTE WILL BE
        SUBJECT TO REDEMPTION BY THE COMPANY, IN WHOLE OR IN PART, ON
        AND AFTER THE REDEMPTION DATE, IF ANY, FIXED BY THE COMPANY AT
       THE TIME OF SALE AND SET FORTH IN THE APPLICABLE PRICING
       SUPPLEMENT (THE "REDEMPTION DATE"), AT 100% OF ITS PRINCIPAL
        AMOUNT, UNLESS OTHERWISE SPECIFIED, TOGETHER WITH INTEREST TO
        THE REDEMPTION DATE. THE NOTES MAY BE DENOMINATED IN U.S.
         DOLLARS, OR IN SUCH FOREIGN CURRENCIES OR CURRENCY UNITS AS
         MAY BE DESIGNATED BY THE COMPANY ("SPECIFIED CURRENCY"). THE
         NOTES WILL BE ISSUED ONLY IN FULLY REGISTERED FORM, AND FOR
         NOTES DENOMINATED IN U.S. DOLLARS, IN MINIMUM DENOMINATIONS
          OF $1,000 AND ANY INTEGRAL MULTIPLE OF $1,000 IN EXCESS
          THEREOF. TERMS RELATING TO NOTES NOT DENOMINATED IN U.S.
           DOLLARS ("FOREIGN CURRENCY NOTES") OR TO THE REDEMPTION OF
           THE NOTES WILL BE SET FORTH IN THE APPLICABLE PRICING
            SUPPLEMENT. SEE "DESCRIPTION OF THE MEDIUM-TERM NOTES".

EACH NOTE WILL BE REPRESENTED BY EITHER A GLOBAL SECURITY (A "GLOBAL NOTE") REGISTERED IN THE NAME OF A NOMINEE OF THE DEPOSITORY TRUST COMPANY, AS
 DEPOSITARY (THE "DEPOSITARY") (EACH SUCH NOTE REPRESENTED BY A GLOBAL NOTE BEING REFERRED TO HEREIN AS A "BOOK-ENTRY NOTE"), OR A CERTIFICATE ISSUED IN
   DEFINITIVE FORM (A "CERTIFICATED NOTE"), AS SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT. INTERESTS IN BOOK-ENTRY NOTES WILL BE SHOWN ON, AND
     TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, THE RECORDS
     MAINTAINED BY THE DEPOSITARY AND ITS PARTICIPANTS. EXCEPT AS
      DESCRIBED IN "DESCRIPTION OF THE MEDIUM-TERM NOTES--BOOK-ENTRY
      NOTES", OWNERS OF BENEFICIAL INTERESTS IN GLOBAL SECURITIES (AS
       DEFINED IN THE PROSPECTUS) WILL NOT BE ENTITLED TO RECEIVE NOTES
       IN DEFINITIVE FORM AND WILL NOT BE
                                 CONSIDERED THE HOLDERS THEREOF FOR
                           PURPOSES OF THE INDENTURE.

THE INTEREST RATE OR INTEREST RATE FORMULA, IF ANY, ISSUE PRICE AND STATED MATURITY FOR EACH NOTE WILL BE ESTABLISHED BY THE COMPANY AT THE DATE OF SALE
 OF SUCH NOTE AND WILL BE SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT. UNLESS OTHERWISE INDICATED IN THE APPLICABLE PRICING SUPPLEMENT, THE NOTES
  WILL BEAR INTEREST AT A FIXED RATE (A "FIXED RATE NOTE") OR A RATE OR RATES DETERMINED BY REFERENCE TO THE COMMERCIAL PAPER RATE, THE PRIME RATE,
   LIBOR, THE TREASURY RATE, THE FEDERAL FUNDS RATE OR THE CD RATE (A "FLOATING RATE NOTE"), AS ADJUSTED BY A SPREAD OR SPREAD MULTIPLIER (AS
     SUCH TERMS ARE DEFINED HEREIN), IF ANY, APPLICABLE TO SUCH NOTES. INTEREST RATES AND INTEREST RATE FORMULAE ARE SUBJECT TO CHANGE BY THE COMPANY, BUT NO SUCH CHANGE WILL AFFECT THE INTEREST RATE ON ANY NOTE
     THERETOFORE ISSUED OR WHICH THE                      COMPANY HAS
          AGREED TO SELL. SEE "DESCRIPTION OF THE MEDIUM-TERM NOTES".

THE APPLICABLE PRICING SUPPLEMENT IN CONNECTION WITH EACH NOTE WILL INDICATE WHETHER SUCH NOTE HAS ORIGINAL ISSUE DISCOUNT, AND IF SO, THE
 YIELD TO MATURITY FOR SUCH NOTE. SEE "CERTAIN UNITED STATES FEDERAL INCOME TAX
                                 CONSEQUENCES".

THE NOTES MAY BE ISSUED AS INDEXED NOTES THE PRINCIPAL AMOUNT OF WHICH, PAYABLE AT STATED MATURITY, AND/OR THE INTEREST, PAYABLE ON EACH INTEREST PAYMENT DATE
  AND AT STATED MATURITY, WILL BE DETERMINED BY REFERENCE TO CURRENCIES, CURRENCY UNITS, COMMODITY PRICES, FINANCIAL OR NON-FINANCIAL INDICES OR
    OTHER FACTORS (THE "INDEXED NOTES"), AS INDICATED IN THE APPLICABLE
    PRICING SUPPLEMENT. SEE "DESCRIPTION OF THE
                                           MEDIUM-TERM NOTES--INDEXED
                                    NOTES".

UNLESS OTHERWISE INDICATED IN THE APPLICABLE PRICING SUPPLEMENT, A FOREIGN CURRENCY NOTE WILL NOT BE SOLD IN, OR TO A RESIDENT OF, THE COUNTRY OF
        THE SPECIFIED CURRENCY IN WHICH SUCH NOTE IS DENOMINATED. SEE "SPECIAL
                PROVISIONS RELATING TO FOREIGN CURRENCY NOTES."

 FOR A DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES, SEE
            "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES".
                               ------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT,
       ANY PRICING SUPPLEMENT OR THE PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                   PRICE TO                     AGENTS'                               NET PROCEEDS TO
                                   PUBLIC(1)                 COMMISSIONS(2)                          THE COMPANY(2)(3)
                               -----------------   ----------------------------------   -------------------------------------------
PER NOTE....................         100%                    .125% -- .750%                         99.875% -- 99.250%
TOTAL(4)(5).................   U.S.$220,000,000      U.S.$275,000 -- U.S.$1,650,000        U.S.$219,725,000 -- U.S.$218,350,000
(1) UNLESS OTHERWISE SPECIFIED IN A PRICING SUPPLEMENT, NOTES WILL BE ISSUED AT 100% OF THEIR PRINCIPAL AMOUNT.
(2) THE COMPANY WILL PAY TO EACH AGENT A COMMISSION RANGING FROM .125% TO .750% OF THE PRINCIPAL AMOUNT OF ANY NOTE, DEPENDING UPON
    ITS STATED MATURITY, SOLD THROUGH SUCH AGENT. THE COMPANY MAY ALSO SELL NOTES TO ANY AGENT AT OR ABOVE PAR FOR RESALE TO ONE OR
    MORE INVESTORS OR BROKER-DEALERS AT VARYING PRICES RELATED TO PREVAILING MARKET PRICES AT THE TIME OF RESALE, AS DETERMINED BY
    SUCH AGENT, WITH AN APPROPRIATE CONCESSION BEING GIVEN TO SUCH AGENT FOR THE RESALE PRICE OF THE NOTES. THE COMMISSION PAYABLE
    BY THE COMPANY TO THE AGENTS WITH RESPECT TO NOTES WITH MATURITIES GREATER THAN 30 YEARS WILL BE NEGOTIATED AT THE TIME THE
    COMPANY ISSUES SUCH NOTES. IN EACH CASE, THE COMPANY HAS AGREED TO INDEMNIFY THE AGENTS AGAINST CERTAIN LIABILITIES, INCLUDING
    LIABILITIES UNDER THE SECURITIES ACT OF 1933.
(3) ASSUMING NOTES ARE ISSUED AT 100% OF PRINCIPAL AMOUNT AND BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT
    $150,000.
(4) IN U.S. DOLLARS OR THE EQUIVALENT THEREOF IN FOREIGN CURRENCIES OR CURRENCY UNITS.
(5) TO BE REDUCED AS A RESULT OF SALES OF OTHER SECURITIES (OTHER THAN THE NOTES) PURSUANT TO THE REGISTRATION STATEMENT OF WHICH
    THE ACCOMPANYING PROSPECTUS IS A PART.

                               ------------------

    THE NOTES MAY BE OFFERED ON A CONTINUING BASIS BY THE COMPANY THROUGH CS FIRST BOSTON CORPORATION, SALOMON BROTHERS INC AND CITICORP SECURITIES, INC. (THE "AGENTS"), WHICH HAVE AGREED TO USE THEIR REASONABLE EFFORTS TO SOLICIT OFFERS TO PURCHASE THE NOTES. THE NOTES MAY BE SOLD AT OR ABOVE PAR TO ANY AGENT AS PRINCIPAL FOR RESALE TO INVESTORS AT VARYING PRICES RELATED TO PREVAILING MARKET PRICES AT THE TIME OF RESALE AS DETERMINED BY SUCH AGENT. THE COMPANY MAY FROM TIME TO TIME SELL NOTES DIRECTLY ON ITS OWN BEHALF AT OR ABOVE PAR TO INVESTORS, AND ON SUCH SALES NO COMMISSION WILL BE PAID. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE, AND THERE CAN BE NO ASSURANCE THAT THE NOTES WILL BE SOLD OR THAT THERE WILL BE A SECONDARY MARKET FOR THE NOTES. THE COMPANY RESERVES THE RIGHT TO WITHDRAW, CANCEL OR MODIFY THE OFFER OR SOLICITATION OF OFFERS MADE HEREBY WITHOUT NOTICE. THE COMPANY, OR THE SOLICITING AGENT, MAY REJECT ANY OFFER IN WHOLE OR IN PART. SEE "PLAN OF DISTRIBUTION".

CS FIRST BOSTON
                          SALOMON BROTHERS INC
                                                       Citicorp Securities, Inc.
          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 23, 1996

    IN CONNECTION WITH THE DISTRIBUTION OF THE NOTES, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY OR OTHER DEBT SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              -------------------

                      DESCRIPTION OF THE MEDIUM-TERM NOTES

    The following description of the particular terms of the Notes offered hereby supplements and to the extent inconsistent therewith replaces the description of the general terms of the Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus, to which description reference is made. The Notes are referred to in the Prospectus as the "Debt Securities". Capitalized terms not defined under this heading have the meanings ascribed to them in the Indenture.

GENERAL

    The Notes offered hereby will be issued under the Indenture (the "Indenture") referred to in the accompanying Prospectus with Citibank, N.A., as Trustee (the "Trustee"). The Notes offered hereby constitute a single series for purposes of the Indenture. The aggregate principal amount of the Notes offered hereby is limited to U.S. $220,000,000 (or the equivalent thereof in foreign currencies or currency units), less an amount equal to the proceeds from the sale of other Securities (other than the Notes) pursuant to the Registration Statement of which the accompanying Prospectus is a part. See "Plan of Distribution". Unless otherwise indicated in the applicable Pricing Supplement, currency amounts in this Prospectus Supplement, the accompanying Prospectus and any Pricing Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S.$").

    Each Note will mature on a day nine months or more from the date of issue, as selected by the initial purchaser and agreed to by the Company and as specified in the applicable Pricing Supplement. "Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (a) not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York, (b) if the Note is denominated in a Specified Currency other than the European Currency Unit ("ECU"), the unit of account from time to time of the Council of the European Communities, or United States dollars, not a day on which banking institutions are authorized or required by law or regulation to close in the financial center of the country issuing the Specified Currency, (c) if the Note is denominated in ECU, any day that is designated as an ECU settlement day by the ECU Banking Association in Paris or otherwise generally regarded in the ECU interbank market as a day on which payments in ECU are made, and (d) with respect to LIBOR Notes, a London Banking Day. "London Banking Day" means any day on which dealings in deposits in United States dollars are transacted in the London interbank market.

    The Notes will be issuable only in fully registered form, and if denominated in U.S. dollars, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The authorized denominations of Notes not denominated in U.S. dollars will be set forth in the applicable Pricing Supplement.

    The Notes are unsecured obligations of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness and senior to the Company's subordinated indebtedness. Except as described in the accompanying Prospectus under the headings "Description of Debt Securities-- Certain Covenants of Ashland With Respect to Senior Securities--LIMITATIONS ON LIENS" and

"--LIMITATIONS ON SALE AND LEASE-BACK," the Indenture does not contain any provision that restricts or otherwise regulates the Company's ability to incur additional indebtedness ranking senior, PARI PASSU or junior to the Notes.

    Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. See "Book-Entry Notes".

    Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal, premium, if any, and any interest on the Notes will be made in U.S. dollars. If any of the Notes are to be denominated in a foreign currency (one other than U.S. dollars) or currency unit, or if the principal, premium, if any, and any interest on any of the Notes is to be payable at the option of the holder or the Company in a currency, including a currency unit, other than that in which such Note is denominated, the applicable Pricing Supplement will provide additional information, including applicable exchange rate information, pertaining to the terms of such Notes and other matters of interest to the holders thereof. See also "Special Provisions Relating to Foreign Currency Notes".

    A Note is not subject to redemption by the Company prior to the Redemption Date fixed at the time of sale and set forth in the applicable Pricing Supplement. If no Redemption Date is indicated with respect to a Note, such Note is not redeemable prior to its Stated Maturity. Unless otherwise indicated in the applicable Pricing Supplement, on or after the indicated Redemption Date, the related Note will be redeemable in whole or in part in increments of $1,000 at the option of the Company at a redemption price equal to 100% of the principal amount to be redeemed, together with interest thereon payable to the date of redemption, on notice given not more than 60 nor less than 30 days prior to the Redemption Date. The Notes will not have a sinking fund unless otherwise specified in the applicable Pricing Supplement.

    The Company may provide that any Note will be repayable at the option of the holder thereof, at such times and on such terms and conditions as are set forth in such Note and described in the applicable Pricing Supplement.

    Payments of principal, premium, if any, and interest on Book-Entry Notes will be made to the Depositary, or its nominee, as Holder thereof, in accordance with arrangements then in effect between the Trustee and the Depositary. Unless otherwise specified in the applicable Pricing Supplement, payments of principal, premium, if any, and interest on Certificated Notes will be made in immediately available funds at the office of the Paying Agent in the Borough of Manhattan, The City of New York, or such other office or agency as the Company may designate, provided that payments in such funds will be made only if such Certificated Notes are presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. The Company has initially designated Citibank, N.A., acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as its Paying Agent for the Certificated Notes. The Company, at its option, may pay interest on the Notes (other than interest payable at Maturity) by check mailed to the person entitled thereto (which, in the case of Book-Entry Notes, will be a nominee of the Depositary).

    Certificated Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York.

    Except as described in the accompanying Prospectus under the heading "Certain Rights to Require Purchase of Securities by Ashland Upon Unapproved Change in Control and Decline in Debt Rating", the Indenture does not contain any covenants or provisions designed to protect the holders of the Notes in the event that the Company enters into a transaction that adversely affects the Company's debt-to-equity ratio.

    For a description of the rights attaching to different series of Debt Securities under the Indenture, see "Description of Debt Securities" in the Prospectus.

BOOK-ENTRY NOTES

    Upon issuance, all Notes in book-entry form having the same original issuance date, Stated Maturity and otherwise having identical terms and provisions will be represented by a Global Note.

    Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. Book-Entry Notes will not be exchangeable at the option of the holder for Certificated Notes and, except under the circumstances described in the accompanying Prospectus, will not otherwise be issuable in definitive form.

    The Depositary has advised the Company and the Agents as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a

"clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    A further description of the Depositary's procedures with respect to Global Securities representing Book-Entry Notes is set forth in the accompanying Prospectus under "Description of Debt Securities-- Global Securities". The Depositary has confirmed to the Company, the Agents and the Trustee that it intends to follow such procedures.

INTEREST

    Each interest bearing Note will bear interest from and including the date of issuance, or from and including the most recent Interest Payment Date (or, if such Note is a Floating Rate Note and the Interest Reset Date (as defined herein) is daily or weekly, the day following the most recent regular record date (a "Regular Record Date")) to which interest on such Note has been paid or duly provided for, at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula, stated therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest payments, if any, will be in the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for, or from and including the date of issue, if no interest has been paid with respect to such Note, to but excluding the applicable Interest Payment Date. However, unless otherwise specified in the applicable Pricing Supplement, in the case of Floating Rate Notes on which the interest rate is reset daily or weekly, the interest payments (other than interest payments on any date on which principal is payable) will include interest accrued from but excluding the second preceding Regular Record Date, or from and including the date of issue, if no interest has been paid with respect to such Note, through and including the Regular Record Date next preceding the applicable Interest Payment Date, except that interest paid at Maturity will include interest accrued to but excluding such date. "Maturity" means the date on which the principal of a Note becomes due, whether at Stated Maturity, upon redemption or otherwise.

    Interest, if any, will be payable at each Interest Payment Date and at Maturity. See "Description of Debt Securities--Payment and Paying Agents" in the Prospectus. Interest will be payable to the Person (which, in the case of a Book-Entry Note, shall be the Depositary) in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; PROVIDED, HOWEVER, that interest payable at Maturity or, if applicable, upon redemption, will be payable to the Person (which, in the case of a Book-Entry Note, shall be the Depositary) to whom principal shall be payable. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note (other than a Floating Rate Note on which interest is reset daily or weekly) originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such Regular Record Date.

    The Company will select an interest rate or interest rate formula for each issue of Notes based on market conditions at the time of issuance, taking into account, among other things, expectations concerning the level of interest rates that will prevail during the period the Notes will be outstanding, the relative attractiveness of such interest rate or interest rate formula to prospective investors and the Company's financial needs. Unless otherwise provided in the applicable Pricing Supplement, Citibank, N.A., will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes.

    Interest rates, or interest rate formulas, are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

FIXED RATE NOTES

    The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Fixed Rate Note. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates with respect to Fixed Rate Notes will be February 15 and August 15 of each year and at Maturity and the Regular Record Dates for such Notes will be the February 1 and August 1 next preceding the February 15 and August 15 Interest Payment Dates. Unless otherwise indicated in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

FLOATING RATE NOTES

    The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis for such Floating Rate Note, which may be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier (as defined below) as specified in the applicable Pricing Supplement. Such basis may be: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (b) the Prime Rate, in which case such Note will be a Prime Rate Note, (c) LIBOR, in which case such Note will be a LIBOR Note, (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note, (e) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note, (f) the CD Rate, in which case such Note will be a CD Rate Note, or (g) such other interest rate formula as is set forth in such Pricing Supplement. In addition, a Floating Rate Note may bear interest at the lowest or highest or average of two or more interest rate formulae. The applicable Pricing Supplement for a Floating Rate Note also will specify the Spread or Spread Multiplier, if any, applicable to each Note. In addition, such Pricing Supplement will define or particularize for each Note the following terms, if applicable: Calculation Date, Initial Interest Rate, Interest Payment Dates, Regular Record Dates, Index Maturity (as defined below), Interest Determination Dates and Interest Reset Dates with respect to such Note. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

    The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, except as provided below, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement. The rate of interest on a Floating Rate Note in effect on any day will be (i) if such day is an Interest Reset Date with respect to such Floating Rate Note, the interest rate on such Floating Rate Note determined as of the Interest Determination Date pertaining to such Interest Reset Date, or (ii) if such day is not an Interest Reset Date with respect to such Floating Rate Note, the interest on such Floating Rate Note determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date with respect to such Floating Rate Note; PROVIDED, HOWEVER, that (a) the interest rate in effect from the date of issue to but excluding the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement) and
(b) the interest rate in effect for the ten days immediately prior to Maturity will be that in effect on the tenth day preceding such Maturity. If any Interest

Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day for such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Business Day for such Floating Rate Note, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

    The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), for a Prime Rate Note (the "Prime Rate Interest Determination Date"), for a Federal Funds Rate Note (the "Federal Funds Interest Determination Date") and for a CD Rate Note (the "CD Interest Determination Date") will be the second Business Day preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

    A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period, as specified in the applicable Pricing Supplement. In addition to any maximum interest rate which may be applicable to any Floating Rate Note pursuant to the above provisions, assuming that a court would enforce the provisions of the Notes and the Indenture specifying New York law as the governing law, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest per annum on a simple interest basis is 16% on investments below $250,000 and 25% on investments from $250,000 to $2,500,000.

    Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes which reset weekly, on the third Wednesday of March, June, September and December of each year, in the case of Floating Rate Notes which reset daily or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year, in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and in each case, at Maturity. If an Interest Payment Date (other than an Interest Payment Date at Maturity) with respect to any Floating Rate Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the preceding day that is a Business Day with respect to such LIBOR Note. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue from and after such Maturity. Unless otherwise indicated in the applicable Pricing Supplement, the Regular Record Date with respect to Floating Rate Notes shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Business Day.

    Unless otherwise specified in the applicable Pricing Supplement, the interest accrued from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in such period from and including the date of issue, or from and including the last date to which interest has been paid or duly provided for, as the case may be, to but excluding the date for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such date by 360, in the case of Commercial Paper Rate Notes, LIBOR Notes, Federal Funds Rate Notes or CD Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes and Prime Rate Notes. The interest factor for Notes for which two or more interest rate formulae are applicable will be calculated in each period in the same manner as if only the lowest, highest or average of, as the case may be, such interest rate formulae applied.

    Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, upwards if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .9876545) being rounded to 9.87655% (or .987655) and
9.876544% (or .9876544) being rounded to 9.87654% (or .987654)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent or, in the case of Foreign Currency Notes, the nearest unit (with one-half cent or five one-thousandths of a unit being rounded upwards).

    Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

    Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", if applicable, pertaining to any Interest Determination Date, will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next suceeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

    COMMERCIAL PAPER RATE NOTES. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper". In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate for such Commercial Paper Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate then in effect on such Commercial Paper Interest Determination Date.

    "Money Market Yield" means a yield (expressed as a percentage rounded to the next higher one-hundred thousandth of a percentage point) calculated in accordance with the following formula:

                             D X 360
Money Market Yield =   -------------------     X 100
                          360 - (D X M)

where "D" refers to the per annum rate for the commercial paper, quoted on a bank-discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    PRIME RATE NOTES. Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Prime Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 365 or 366 days, as the case may be, as of the close of business on such Prime Rate Interest Determination Date by three major money center banks in The City of New York selected by the Calculation Agent. If fewer than three such quotations are provided, the Prime Rate shall be determined on the basis of the rates furnished in The City of New York by three substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500 million and being subject to supervision or examination by Federal or state authority, selected by the Calculation Agent to provide such rate or rates; PROVIDED, HOWEVER, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate then in effect on such Prime Rate Interest Determination Date.

    LIBOR NOTES. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of such LIBOR Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions: On each LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rate for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, which appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that LIBOR Interest Determination Date. If such rate does not so appear on the Telerate Page 3750, the rate in respect of such LIBOR Interest Determination Date will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market, selected by the Calculation Agent at approximately 11:00 A.M., London time, on the LIBOR Interest Determination Date next preceding the relevant Interest Reset Date, to prime banks in the London interbank market for a period of the Index Maturity commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the Calculation Agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided in respect of such LIBOR Interest Determination Date, the rate for that Interest Reset Date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested in respect of such LIBOR Interest Determination Date, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York, selected by the Calculation Agent (which may include one or more of the Agents or their affiliates), at approximately 11:00 A.M., New York City time, on that LIBOR Interest Determination Date for loans in U.S. dollars to leading European banks for a period of the Index Maturity commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time; PROVIDED, HOWEVER, if the aforesaid rate cannot be determined by the Calculation Agent, LIBOR in respect of such LIBOR Interest Determination Date will be LIBOR then in effect on such LIBOR Interest Determination Date.

    "Telerate Page 3750" means the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices relating to LIBOR).

    TREASURY RATE NOTES. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of such Treasury Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "U.S. Government Securities--Treasury Bills--Auction Average (Investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the Treasury Rate will be the auction average rate, expressed as a Bond Equivalent Yield (calculated as described below), for such auction as otherwise announced by the United States Department of the Treasury. If the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or announced as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity, expressed as a Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate with respect to such Treasury Interest Determination Date will be the Treasury Rate then in effect on such Treasury Interest Determination Date.

    "Bond Equivalent Yield" shall be a yield calculated in accordance with the following formula:

                                D X N
Bond Equivalent Yield =  -------------------     X 100
                            360 - (D X M)

where "D" refers to the per annum rate for Treasury bills, quoted on a bank-discount basis and expressed as a decimal; "N" refers to the actual number of days in the year for which interest is being calculated; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    FEDERAL FUNDS RATE NOTES. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified in the Federal Funds Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, then the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates prior to 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; PROVIDED, HOWEVER, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Federal Funds Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

    CD RATE NOTES. CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified in the CD Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, the CD Rate will be the rate on such CD Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If such rate is not published by 3:00 P.M., New York City time, on such Calculation Date, then the CD Rate on such CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of the opening of business, New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in a denomination of $5,000,000; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate with respect to such CD Interest Determination Date will be the CD Rate in effect on such CD Interest Determination Date.

INDEXED NOTES

    Notes may be issued as Indexed Notes, as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at Maturity that is greater than or less than the face amount of such Note depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at Maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional tax considerations will be described in the applicable Pricing Supplement.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

    Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of and interest on the Notes will be made in U.S. dollars. If any of the Notes are to be denominated in a currency or currency unit other than U.S. dollars, the following provisions shall apply, which are in addition to, and to the extent inconsistent therewith replace, the description of general terms and provisions of Notes set forth in the accompanying Prospectus and elsewhere in this Prospectus Supplement.

    Foreign Currency Notes are issuable in registered form only, without coupons. The denominations for particular Foreign Currency Notes will be specified in the applicable Pricing Supplement.

    Unless otherwise provided in the applicable Pricing Supplement, payment of the purchase price of Foreign Currency Notes will be made in immediately available funds.

    Notes denominated in Specified Currencies other than ECUs will not be sold in, or to residents of, the country of the Specified Currency in which particular Notes are denominated except as otherwise specified in the applicable Pricing Supplement.

CURRENCIES

    Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the Specified Currency. At the present time there are limited facilities in the United States for the conversion of U.S. dollars into the Specified Currencies and vice versa, and banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested on or prior to the fifth Business Day preceding the date of delivery of the Notes, or by such other day as determined by the Agent who presented such offer to purchase Notes to the Company, such Agent may at its discretion arrange for the conversion of U.S. dollars into the Specified Currency set forth in the applicable Pricing Supplement to enable the purchasers to pay for the Notes. Each such conversion, if any, will be made on such terms and subject to such conditions, limitations and charges as the person making such conversion may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Notes.

    Specific information about the foreign currency or currency units in which a particular Foreign Currency Note is denominated, including historical exchange rates and a description of the currency and any exchange controls, will be contained in the applicable Pricing Supplement.

PAYMENT OF PRINCIPAL AND INTEREST

    The principal of and interest on Foreign Currency Notes are payable by the Company in U.S. dollars. However, unless otherwise specified in the applicable Pricing Supplement, the holder of a Foreign Currency Note may elect to receive such payments in the Specified Currency as described below. Unless otherwise specified in the applicable Pricing Supplement, the Exchange Rate Agent will determine the rate of conversion for all payments of principal of and interest on Foreign Currency Notes to U.S. dollars. "Exchange Rate Agent" means the agent appointed by the Company to make such determinations. Unless otherwise specified in a Pricing Supplement, the Exchange Rate Agent shall be Citibank, N.A.

    Unless otherwise specified in the applicable Pricing Supplement, any U.S. dollar amount to be received by a holder of a Foreign Currency Note will be based on the indicative spot quotation which will yield the largest number of U.S. dollars upon conversion of the Specified Currency, out of indicative spot quotations in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) obtained from Reuters or, if quotes from Reuters are not available, the Telerate foreign exchange quotation service for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date; PROVIDED HOWEVER, that if fewer than three such quotes are available, such dollar amount shall be based on an applicable rate published by the Federal Reserve Bank of New York. If such bid quotations and such rate published by the Federal Reserve Bank are not available, payments will be made in the Specified Currency. Unless otherwise specified in the applicable Pricing Supplement, all currency exchange costs will be borne by the holder of the Foreign Currency Note by deductions from such payments.

    Unless otherwise specified in the applicable Pricing Supplement, a holder of Foreign Currency Notes may elect to receive payment of the principal of and interest on the Notes in the Specified Currency by transmitting a written request for such payment to the corporate trust department of Citibank, N.A. in the Borough of Manhattan, The City of New York on or prior to the Regular Record Date or at least sixteen days prior to Maturity, as the case may be. Such request shall be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. A holder of a Foreign Currency Note may elect to receive payment in the Specified Currency for all principal and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to Citibank, N.A. in the Borough of Manhattan, The City of New York, but written notice of any such revocation must be received by Citibank, N.A. in the Borough of Manhattan, The City of New York on or prior to the Regular Record Date or at least sixteen days prior to Maturity, as the case may be. Holders of Foreign Currency Notes whose Foreign Currency Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

    Interest on and principal of Foreign Currency Notes paid in U.S. dollars will be paid in the manner specified in the accompanying Prospectus and elsewhere in this Prospectus Supplement for interest on and principal of Notes denominated in U.S. dollars. Interest on Foreign Currency Notes paid in the Specified Currency will be paid by a check drawn on an account maintained at a bank outside the United States, unless other arrangements have been made. The principal of Foreign Currency Notes paid in the Specified Currency, together with interest accrued and unpaid thereon, due at Maturity will be paid in immediately available funds by wire transfer to such account maintained with a bank outside the United States (unless other arrangements have been made) as shall have been designated at least sixteen days prior to Maturity by the holders thereof so long as such Foreign Currency Notes are presented to the Trustee or the Paying Agents designated in the applicable Pricing Supplement in time for the Trustee or such Paying Agents to make such payments in such funds. Any payment of principal or interest required to be made on an Interest Payment Date or at Maturity of a Foreign Currency Note which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or at Maturity, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date or Maturity.

PAYMENT CURRENCY

    If a Specified Currency is not available for the payment of principal or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate. See "Foreign Currency Risks--Exchange Rates and Exchange Controls". "Market Exchange Rate" for any Specified Currency means the noon buying rate in The City of New York for cable transfers for such Specified Currencies as certified for customs purposes by the Federal Reserve Bank of New York.

                             FOREIGN CURRENCY RISKS

GENERAL

    EXCHANGE RATES AND EXCHANGE CONTROLS. An investment in Notes that are denominated in a Specified Currency entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies and the possibility of the imposition or modification of foreign controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation of the currency specified in a Note against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

    THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A FOREIGN CURRENCY OR A CURRENCY UNIT AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN CURRENCIES OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

    The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

    GOVERNING LAW AND JUDGMENTS. The Notes will be governed by and construed in accordance with the laws of the State of New York. An amendment to the Judiciary Law of the State of New York adopted in 1987 provides that a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree.

    EXCHANGE CONTROLS AND AVAILABILITY OF SPECIFIED CURRENCY. Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal of, and premium, if any, or interest on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available at such Note's Maturity. In that event, the Company would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the most recently available Market Exchange Rate. See "Special Provisions Relating to Foreign Currency Notes--Payment Currency."

    Information concerning exchange rates for the Specified Currency in which principal of, premium, if any, and interest on the Notes is payable, as against the U.S. dollar at selected times during the last five years, as well as exchange controls affecting such currencies, will be set forth in the applicable Pricing Supplement. The information concerning exchange rates will be furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the principal United States Federal income tax consequences resulting from the beneficial ownership of Notes by certain persons. This summary does not purport to consider all the possible United States Federal tax consequences of the purchase, ownership or disposition of the Notes and is not intended to reflect the individual tax position of any beneficial owner. It deals only with Notes and currencies or composite currencies other than U.S. dollars ("Foreign Currency") held as capital assets. Moreover, except as expressly indicated, it addresses initial purchasers and does not address beneficial owners that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, purchasers that hold Notes (or Foreign Currency) as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more other investments, or purchasers that have a "functional currency" other than the U.S. dollar. Except to the extent discussed below under "Non-United States Holders", this summary is not applicable to non-United States persons not subject to United States Federal income tax on their worldwide income. This summary is based upon the United States Federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign governments that may be applicable to the Notes or Holders thereof, and it does not discuss the tax treatment of Notes denominated in certain hyperinflationary currencies or dual currency Notes. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the United States Federal tax laws to their particular situations as well as any consequences to them under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

PAYMENTS OF INTEREST

    In general, interest on a Note, whether payable in U.S. dollars or a Foreign Currency (other than certain payments on a Discount Note, as defined and described below under "Original Issue Discount"), will be taxable to a beneficial owner who or which is (i) a citizen or resident of the United States,
(ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia) or (iii) a person otherwise subject to United States Federal income taxation on its worldwide income (a "United States Holder") as ordinary income at the time it is received or accrued, depending on the Holder's method of accounting for tax purposes. If an interest payment is denominated in or determined by reference to a Foreign Currency, then special rules, described below under "Foreign Currency Notes", apply.

ORIGINAL ISSUE DISCOUNT

    The following discussion summarizes the United States Federal income tax consequences to United States Holders of Notes issued with original issue discount ("OID") for Federal income tax purposes. United States Holders of a
Note issued with OID generally will be subject to special tax accounting rules provided in the Internal Revenue Code of 1986, as amended (the "Code"). On February 4, 1994, the Treasury Department published final regulations (the "OID Regulations"), which expand and illustrate the rules provided by the Code.

    Special rules apply to OID on a Discount Note that is denominated in Foreign Currency. See "Foreign Currency Notes--Foreign Currency Discount Notes".

    GENERAL. A Note will be treated as issued with OID (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price is greater than a DE MINIMIS amount (as set forth in the Code and the OID Regulations). Generally, the issue price of a Note (or any Note that is part of an issue of Notes) will be the first price at which a substantial amount of Notes that are part of such issue of Notes are sold (other than to underwriters, placement agents or wholesalers). Under the OID Regulations, the "stated redemption price at maturity" of a Note is the sum of all payments provided by the Note that are not payments of "qualified stated interest". A "qualified stated interest" payment includes any stated interest payment on a Note that is unconditionally payable at least annually at a single fixed rate (or at certain floating rates) that appropriately takes into account the length of the interval between stated interest payments. The Pricing Supplement will state whether a particular issue of Notes will constitute an issue of Discount Notes.

    In general, if the excess of a Note's stated redemption price at maturity over its issue price is DE MINIMIS, then such excess constitutes "DE MINIMIS OID". Under the OID Regulations, unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, such a Note will not be treated as issued with OID (in which case the following paragraphs under "Original Issue Discount" will not apply) and a United States Holder of such a Note will recognize capital gain with respect to such DE MINIMIS OID as stated principal payments on the Note are made. The amount of such gain with respect to each such payment will equal the product of the total amount of the Note's DE MINIMIS OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

    In certain cases, Notes that bear stated interest and are issued at par may be deemed to bear OID for Federal income tax purposes, with the result that the inclusion of interest in income for Federal income tax purposes may vary from the actual cash payments of interest made on such Notes, generally accelerating income for cash method taxpayers. Under the OID Regulations, a Note may be a Discount Note where, among other things, (i) a Floating Rate Note provides for a maximum interest rate or a minimum interest rate that is reasonably expected as of the issue date to cause the yield on the debt instrument to be significantly less, in the case of a maximum rate, or more, in the case of a minimum rate, than the expected yield determined without the maximum or minimum rate, as the case may be; (ii) a Floating Rate Note provides for significant front-loading or back-loading of interest; or (iii) a Note bears interest at a floating rate in combination with one or more other floating or fixed rates. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note, including any Floating Rate Note, will be a Discount Note.

    The Code and the OID Regulations provide rules that require a United States Holder of a Discount Note having a maturity of more than one year from its date of issue to include OID in gross income before the receipt of cash attributable to such income, without regard to the Holder's method of accounting for tax purposes. The amount of OID includible in gross income by a United States Holder of a Discount Note is the sum of the "daily portions" of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year in which the United States Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Under the OID Regulations, accrual periods with respect to a

Note may be any set of periods (which may be of varying lengths) selected by the United States Holder as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on the first day or final day of an accrual period.

    The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and the Discount Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any payments of qualified stated interest on the Discount Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of the first accrual period is the issue price and at the beginning of any accrual period thereafter is (x) the sum of the issue price of such Discount Note, the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition premium or bond premium, which are discussed below), and the amount of any qualified stated interest on the Note that has accrued prior to the beginning of the accrual period but is not payable until a later date, less
(y) any prior payments on the Discount Note that were not qualified stated interest payments. If a payment (other than a payment of qualified stated interest) is made on the first day of an accrual period, then the adjusted issue price at the beginning of such accrual period is reduced by the amount of the payment. If a portion of the initial purchase price of a Note is attributable to interest that accrued prior to the Note's issue date, the first stated interest payment on the Note is to be made within one year of the Note's issue date and such payment will equal or exceed the amount of pre-issuance accrued interest, then the issue price may be decreased by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

    The OID Regulations contain certain special rules that generally allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of OID allocable to the final accrual period equal the excess of the amount payable at the maturity of the Discount Note (other than any payment of qualified stated interest) over the Discount Note's adjusted issue price as of the beginning of such final accrual period. In addition, if an interval between payments of qualified stated interest on a Discount Note contains more than one accrual period, then the amount of qualified stated interest payable at the end of such interval is allocated PRO RATA (on the basis of their relative lengths) between the accrual periods contained in the interval.

    United States Holders of Discount Notes generally will have to include in income increasingly greater amounts of OID over the life of the Notes.

    ACQUISITION PREMIUM. A United States Holder that purchases a Discount Note at its original issuance for an amount in excess of its issue price but less than its stated redemption price at maturity (any such excess being "acquisition premium"), and that does not make the election described below under "Original Issue Discount--Election To Treat All Interest as Original Issue Discount", is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's purchase price for the Note over the issue price, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's issue price. Alternatively, a United States Holder may elect to compute OID accruals as described under "Original Issue Discount--General" above, treating the United States Holder's purchase price as the issue price.

    OPTIONAL REDEMPTION. If the Company has an option to redeem a Discount Note, or the Holder has an option to cause a Discount Note to be repurchased, prior to the Discount Note's stated maturity, such option will be presumed to be exercised if, by utilizing any date on which such Discount Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of such Discount Note (the "redemption price") as the stated redemption price at maturity, the yield on the Discount Note would be (i) in the case of an option of the Company, lower than its yield to stated maturity, or (ii) in the case of an option of the Holder, higher than its yield to stated maturity. If such option is not in fact exercised when presumed to be exercised, the Note would be treated solely for OID purposes as if it were redeemed or repurchased, and a new Note were issued, on the presumed exercise date for an amount equal to the Discount Note's adjusted issue price on that date.

    SHORT-TERM NOTES. Under the Code, special rules apply with respect to OID on Notes that mature one year or less from the date of issuance ("Short-Term Notes"). In general, a cash basis United States Holder of a Short-Term Note is not required to include OID in income as it accrues for United States Federal income tax purposes unless it elects to do so. Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities and cash basis United States Holders who so elect, are required to include OID in income as it accrues on Short-Term Notes on a straight-line basis or, at the election of the United States Holder, under the constant yield method (based on daily compounding). In the case of United States Holders not required and not electing to include OID in income currently, any gain realized on the sale or retirement of Short-Term Notes will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to include OID on Short-Term Notes in income as it accrues will be required to defer deductions for interest on borrowings allocable to Short-Term Notes in an amount not exceeding the deferred income until the deferred income is realized.

    Any United States Holder of a Short-Term Note can elect to apply the rules in the preceding paragraph taking into account the amount of "acquisition discount", if any, with respect to the Note (rather than the OID with respect to such Note). Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the United States Holder's purchase price therefor. Acquisition discount will be treated as accruing on a ratable basis or, at the election of the United States Holder, on a constant-yield basis.

    For purposes of determining the amount of OID subject to these rules, the OID Regulations provide that no interest payments on a Short-Term Note are qualified stated interest, but instead such interest payments are included in the Short-Term Note's stated redemption price at maturity.

NOTES PURCHASED AT A PREMIUM

    Under the Code, a United States Holder that purchases a Note for an amount in excess of its stated redemption price at maturity will not be subject to the OID rules and may elect to treat such excess as "amortizable bond premium", in which case the amount of qualified stated interest required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. Any election to amortize bond premium is applicable to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and may not be revoked without the consent of the Internal Revenue Service ("IRS"). See also "Original Issue Discount--Election to Treat All Interest as Original Issue Discount".

NOTES PURCHASED AT A MARKET DISCOUNT

    A Note, other than a Short-Term Note, will be treated as issued at a market discount (a "Market Discount Note") if the amount for which a United States Holder purchased the Note is less than the Note's issue price, subject to a DE MINIMIS rule similar to the rule relating to DE MINIMIS OID described under "Original Issue Discount--General".

    In general, any partial payment of principal or any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Market Discount Note. Such an election applies to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    Market discount accrues on a straight-line basis unless the United States Holder elects to accrue such discount on a constant yield to maturity basis. Such an election is applicable only to the Market Discount Note with respect to which it is made and is irrevocable. A United States Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

    The market discount rules do not apply to a Short-Term Note.

ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

    Any United States Holder may elect to include in gross income all interest that accrues on a Note using the constant yield method described above under the heading "Original Issue Discount--General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, DE MINIMIS OID, market discount, acquisition discount, DE MINIMIS market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

    In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing United States Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election is generally applicable only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Note with amortizable bond premium, the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by such electing United States Holder as of the beginning of the taxable year in which the election is made or any such debt instruments acquired thereafter. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

    If the election described above to apply the constant yield method to all interest on a Note is made with respect to a Market Discount Note, as defined above, then the electing United States Holder will be treated as having made the election discussed above under "Notes Purchased at a Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

PURCHASE, SALE AND RETIREMENT OF THE NOTES

    A United States Holder's tax basis in a Note generally will equal its U.S. dollar cost (which, in the case of a Note purchased with a Foreign Currency, will be the U.S. dollar value of the purchase price on the date of purchase), increased by the amount of any OID or market discount (or acquisition discount, in the case of a Short-Term Note) included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to DE MINIMIS OID included in the United States Holder's income with respect to the Note, and reduced by the sum of (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. A United States Holder generally will recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the United States Holder's tax basis in the Note. The amount realized on a sale or retirement for an amount in Foreign Currency will be the U.S. dollar value of such amount on the date of sale or retirement. Except to the extent described above under "Original Issue Discount--Short-Term Notes" or "Market Discount" or below under "Foreign Currency Notes--Exchange Gain or Loss", and except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

FOREIGN CURRENCY NOTES

    INTEREST PAYMENTS. If an interest payment is denominated in or determined by reference to a Foreign Currency, the amount of income recognized by a cash basis United States Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. Accrual basis United States Holders may determine the amount of income recognized with respect to such interest payment in accordance with either of two methods. Under the first method, the amount of income recognized will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a
Note) determined by reference to a Foreign Currency, an accrual basis United States Holder will recognize ordinary income or loss measured by the difference between such average exchange rate and the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. Under the second method, an accrual basis United States Holder may elect to translate interest income into U.S. dollars at the spot exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an accrual basis United States Holder applying the second method may instead translate such accrued interest into U.S. dollars at the spot exchange rate in effect on the day of actual receipt (in which case no exchange gain or loss will result). Any election to apply the second method will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder and may not be revoked without the consent of the IRS.

    EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS. Foreign Currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement, as the case may be. Foreign Currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the Foreign Currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a Foreign Currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be ordinary income or loss.

    FOREIGN CURRENCY DISCOUNT NOTES. OID for any accrual period on a Discount Note that is denominated in a Foreign Currency will be determined in the Foreign Currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder. Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Note), a United States Holder may recognize ordinary income or loss.

    AMORTIZABLE BOND PREMIUM. In the case of a Note that is denominated in a Foreign Currency, bond premium will be computed in units of Foreign Currency, and amortizable bond premium will reduce interest income in units of the Foreign Currency. At the time amortized bond premium offsets interest income, a United States Holder may realize ordinary income or loss, measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes.

    MARKET DISCOUNT. Market discount is determined in units of the Foreign Currency. Accrued market discount that is required to be taken into account on the maturity or upon disposition of a Note is translated into U.S. dollars at the exchange rate on the maturity or the disposition date, as the case may be (and no part is treated as exchange gain or loss). Accrued market discount currently includible in income by an electing United States Holder is translated into U.S. dollars at the average exchange rate for the accrual period (or the partial accrual period during which the United States Holder held the Note), and exchange gain or loss is determined on maturity or disposition of the Note (as the case may be) in the manner described above under "Foreign Currency Notes--Interest Payments" with respect to the computation of exchange gain or loss on the receipt of accrued interest by an accrual method Holder.

    EXCHANGE GAIN OR LOSS. Gain or loss recognized by a United States Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

INDEXED NOTES

    The applicable Pricing Supplement will contain a discussion of any special United States Federal income tax rules with respect to currency indexed notes or other indexed Notes.

NON-UNITED STATES HOLDERS

    Subject to the discussion of backup withholding below, payments of principal (and premium, if any) and interest (including OID) by the Company or any agent of the Company (acting in its capacity as such) to any Holder of a Note that is not a United States Holder (a "Non-United States Holder") will not be subject to United States Federal withholding tax, provided, in the case of interest (including OID), that (i) the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-United States Holder is not a controlled foreign corporation for United States tax purposes that is related to the Company (directly or indirectly) through stock ownership and
(iii) either (A) the Non-United States Holder certifies to the Company or its agent under penalties of perjury that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the Company or its agent under penalties of perjury that such statement has been received from the Non-United States Holder by it or by another financial institution and furnishes the payor with a copy thereof.

    If a Non-United States Holder is engaged in a trade or business in the United States and interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraph (provided that such Holder timely furnishes the required certification to claim such exemption), may be subject to United States Federal income tax on such interest (or OID) in the same manner as if it were a United States Holder. In addition, if the Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID) on a Note will be included in the earnings and profits of such Holder if such interest (or OID) is effectively connected with the conduct by such Holder of a trade or business in the United States. In lieu of the certificate described in the preceding paragraph, such a Holder must provide the payor with a properly executed IRS Form 4224 to claim an exemption from United States Federal withholding tax.

    Any capital gain, market discount or exchange gain realized on the sale, exchange, retirement or other disposition of a Note by a Non-United States Holder will not be subject to United States Federal income or withholding taxes if (i) such gain is not effectively connected with a United States trade or business of the Non-United States Holder and (ii) in the case of an individual, such Non-United States Holder (A) is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or (B) does not have a tax home (as defined in Section 911(d)(3) of the Code) in the United States in the taxable year of the sale, exchange, retirement or other disposition and the gain is not attributable to an office or other fixed place of business maintained by such individual in the United States.

    Notes held by an individual who is neither a citizen nor a resident of the United States for United States Federal tax purposes at the time of such individual's death will not be subject to United States Federal estate tax, provided that the income from such Notes was not or would not have been effectively connected with a United States trade or business of such individual and that such individual qualified for the exemption from United States Federal withholding tax (without regard to the certification requirements) described above.

    Recently proposed Treasury regulations, generally effective for payments made after December 31, 1997, could affect the procedures to be followed by a Non-United States Holder in establishing eligibility for a withholding tax reduction or exemption.

    PURCHASERS OF NOTES THAT ARE NON-UNITED STATES HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICABILITY OF UNITED STATES WITHHOLDING AND OTHER TAXES UPON INCOME REALIZED IN RESPECT OF THE NOTES.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    For each calendar year in which the Notes are outstanding, the Company is required to provide the Internal Revenue Service (the "IRS") with certain information, including the Holder's name, address and taxpayer identification number (either the Holder's Social Security number or its employer identification number, as the case may be), the aggregate amount of principal and interest paid (including OID, if any) to that Holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain United States Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

    In the event that a United States Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Company, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest (including
OID) and principal (and premium, if any) on the Notes. This backup withholding is not an additional tax and may be credited against the United States Holder's United States Federal income tax liability, provided that the required information is furnished to the IRS.

    Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-United States Holder of a Note if such Holder has provided the required certification that it is not a United States person as set forth in clause (iii) in the first paragraph under "Non-United States Holders" above, or has otherwise established an exemption (provided that neither the Company nor its agent has actual knowledge that the Holder is a United States person or that the conditions of any exemption are not in fact satisfied).

    Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a United States trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the Holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

    Under the terms of a Distribution Agreement to be entered into by the Company and the Agents (the "Distribution Agreement"), the Notes may be offered on a continuing basis by the Company through the Agents, which have agreed to use reasonable efforts to solicit purchases of the Notes. The Company will pay an Agent a commission ranging from .125% to .750% of the principal amount of each Note, depending on its Stated Maturity, sold through such Agent, as agent. The commission payable by the Company to the Agents with respect to Notes with maturities greater than thirty years will be negotiated at the time the Company issues such Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, without notice to the Company, to reject any offer to purchase Notes received by it, in whole or in part. The Company reserves the right to sell Notes at or above par directly on its own behalf to investors. No commission will be payable to the Agents on any such sales. The Company may also sell Notes at or above par to any Agent, acting as principal, for resale to one or more investors at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent, or for resale to broker-dealers, with a concession being given to such Agent for the resale price of the Notes. The offering and selling terms for such resale may be varied by such Agent. The Company may appoint other persons to act as its agents pursuant to the Distribution Agreement for purposes of soliciting offers to purchase Notes. The Company also reserves the right to sell Notes through agents other than pursuant to the Distribution

Agreement where offers to purchase are received through such agents on an unsolicited basis. Settlement of such sales will be on substantially the same terms and conditions as contained in the Distribution Agreement, including commissions.

    Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be in The City of New York in immediately available funds.

    The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. The Company has agreed to indemnify the Agents against and contribute toward certain liabilities, including liabilities under such Act. The Company has agreed to reimburse the Agents for certain expenses.

    Each of the Agents may, from time to time, purchase and sell Notes in the secondary market, but is not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes.

    The Agents and certain of their affiliates have engaged and may engage in the future in transactions (including investment banking and commercial banking transactions) with and perform services for the Company and certain of its affiliates in the ordinary course of business. In addition, Citicorp Securities, Inc., one of the Agents, is an affiliate of the Trustee.

PROSPECTUS

                                  ASHLAND INC.


                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
            COMMON STOCK AND RELATED PREFERRED STOCK PURCHASE RIGHTS
                                    WARRANTS

                               ------------------


    Ashland Inc. ("Ashland" or the "Company") intends to issue from time to time its (i) unsecured debt securities, which may either be senior (the "Senior Securities") or subordinated (the "Subordinated Securities"; the Senior Securities and the Subordinated Securities being referred to collectively as the "Debt Securities"), (ii) warrants to purchase the Debt Securities (the "Debt Warrants"), (iii) shares of cumulative preferred stock, without par value (the "Preferred Stock"), (iv) depositary shares representing entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series ("Depositary Shares"), (v) warrants to purchase shares of Preferred Stock ("Preferred Stock Warrants"), (vi) shares of common stock, par value $1.00 per share (the "Common Stock"), and related preferred stock purchase rights, and (vii) warrants to purchase shares of Common Stock ("Common Stock Warrants"; the Debt Warrants, Preferred Stock Warrants and Common Stock Warrants being referred to herein collectively as the "Securities Warrants"), having an aggregate initial public offering price not to exceed $600,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units, on terms to be determined at the time of sale. The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Securities Warrants offered hereby (collectively, the "Offered Securities") may be offered separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").


    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered, such as, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denomination, maturity, priority, interest rate (which may be variable or fixed), time of payment of interest, terms of redemption at the option of the Company or repayment at the option of the holder or for sinking fund payments, the designation of the Trustee acting under the applicable Indenture and the initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, and the dividend, liquidation, redemption, conversion, voting and other rights and the initial public offering price, and whether the Company has elected to offer the Preferred Stock in the form of Depositary Shares; (iii) in the case of Common Stock, the initial public offering price; (iv) in the case of Securities Warrants, the duration, offering price, exercise price and detachability thereof; and (v) in the case of all Offered Securities, whether such Offered Security will be offered separately or as a unit with other Offered Securities, will be set forth in the accompanying Prospectus Supplement.

    The Prospectus Supplement will also contain information, where applicable, concerning certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.


    The Offered Securities may be sold directly by the Company, or through agents, underwriters or dealers. If any agent of the Company, or any underwriters are involved in the sale of Offered Securities, the names of such agents or underwriters and any applicable fees or commissions and the net proceeds to the Company from such sale will be set forth in the applicable Prospectus Supplement. The Company may also issue the Offered Securities to one or more persons in exchange for outstanding securities of the Company acquired by such persons from third parties in open market transactions or in privately negotiated transactions. The newly issued Offered Securities in such cases may be offered pursuant to this Prospectus and the applicable Prospectus Supplement by such persons acting as principal for their own accounts, at market prices prevailing at the time of sale, at prices otherwise negotiated or at fixed prices. Unless otherwise indicated in the applicable Prospectus Supplement, the Company will only receive outstanding securities and will not receive cash proceeds in connection with such exchanges or sales. See "Plan of Distribution".

                            ------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------


                The date of this Prospectus is December 20, 1996

    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT DELIVERED HEREWITH AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OFFERED SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION


    Ashland is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Ashland with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning Ashland can also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005, and The Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605. Ashland files such material with the Commission electronically. The Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is: http://www.sec.gov.



    Ashland has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. For further information with respect to Ashland and the Offered Securities, reference is made to such Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed pursuant to Section 13 or 15(d) of the Exchange Act (File No. 1-2918) are hereby incorporated by reference into this
Prospectus:


        (i) Ashland's Annual Report on Form 10-K for the fiscal year ended September 30, 1996;



        (ii) Ashland's Current Reports on Form 8-K filed with the Commission on November 14, 1996, and December 9, 1996, respectively;


       (iii) the description of its Common Stock, par value $1.00 per share, set forth in the Registration Statement on Form 10, as amended in its entirety by the Form 8 filed with the Commission on May 1, 1983;


       (iv) the description of its Rights to Purchase Series A Participating Cumulative Preferred Stock, set forth in the Registration Statement on Form 8-A dated May 16, 1996; and


        (v) the description of its Cumulative Preferred Stock, without par value, set forth in the Registration Statement on Form 8-A, as amended by Amendment No. 1 thereto, filed with the Commission on April 30, 1993.

    All documents filed by Ashland with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


    ASHLAND WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE. COPIES OF THE INDENTURES SUMMARIZED BELOW ARE ALSO AVAILABLE UPON REQUEST. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE SECRETARY, ASHLAND INC., P.O. BOX 391, ASHLAND, KENTUCKY 41114 (TELEPHONE: (606) 329-3333).


                                  THE COMPANY


    Ashland's businesses are grouped into seven industry segments: Petroleum, SuperAmerica, Valvoline, Chemical, APAC, Coal and Exploration.



    Ashland Petroleum is one of the nation's largest independent petroleum refiners and a leading supplier of petroleum products to the transportation and commercial fleet industries, other industrial customers and independent marketers, and to SuperAmerica for retail distribution. In addition, Ashland Petroleum gathers and transports crude oil and petroleum products and distributes petroleum products under the Ashland-Registered Trademark- brand name. SuperAmerica operates combination gasoline and merchandise stores under the SuperAmerica-Registered Trademark- and Rich-Registered Trademark- brand names. Valvoline is a marketer of branded, packaged motor oil and automotive chemicals, antifreeze, filters, rust preventives and coolants. In addition, Valvoline is engaged in the "fast oil change" business through outlets operating under the Valvoline Instant Oil Change-Registered Trademark- and Valvoline Rapid Oil Change-Registered Trademark- names.



    Ashland Chemical distributes industrial chemicals, solvents, thermoplastics and resins, and fiberglass materials, and manufactures a wide variety of specialty chemicals and certain petrochemicals. APAC performs contract construction work, including highway paving and repair, excavation and grading, and bridge and sewer construction, and produces asphaltic and ready-mix concrete, crushed stone and other aggregate, concrete block and certain specialized construction materials in the southern United States.



    Ashland's coal operations are conducted by 56% owned, publicly traded Ashland Coal, Inc., a producer of low-sulfur, bituminous coal in central Appalachia for sale to domestic and foreign electric utility and industrial customers. Ashland also holds a 50% interest in Arch Mineral Corporation, a producer of low sulfur coal and steam and metallurgical coal in Illinois, Kentucky, Virginia, West Virginia and Wyoming. Ashland Exploration explores for, develops, produces and sells crude oil and natural gas principally in the Appalachian Basin and Gulf Coast areas of the United States and also crude oil in Nigeria for export.



    At September 30, 1996, Ashland and its consolidated subsidiaries had approximately 36,100 employees (excluding contract employees).


    Ashland is a Kentucky corporation, organized on October 22, 1936, with its principal executive offices located at 1000 Ashland Drive, Russell, Kentucky 41169 (Mailing Address: P.O. Box 391, Ashland, Kentucky 41114) (Telephone: (606) 329-3333).

                                USE OF PROCEEDS

    Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for general corporate purposes, which may include additions to working capital, capital expenditures, stock and debt repurchases, repayment of indebtedness and acquisitions.

                                     RATIOS

    The following table sets forth the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the Company:


                                                 YEAR ENDED SEPTEMBER 30,
                                               ----------------------------
                                               1992  1993  1994  1995  1996
                                               ----  ----  ----  ----  ----
Ratio of Earnings to Fixed Charges...........  *      1.84  2.51  1.13  2.28
Ratio of Earnings to Combined Fixed Charges
 and Preferred Stock Dividends...............  *      1.76  2.19  1.07  2.05

------------------------
*Fixed charges exceeded earnings (as defined) by $174 million as a result of special charges and the current year impact of accounting changes.



    The above ratios are computed on a total enterprise basis including Ashland and its consolidated subsidiaries, plus their share of significant affiliates accounted for on the equity method that are 50% owned or whose indebtedness has been directly or indirectly guaranteed by Ashland or its consolidated subsidiaries. Earnings consist of income before income taxes, minority interest and the cumulative effect of accounting changes, adjusted to exclude fixed charges (excluding capitalized interest) and undistributed earnings of equity method affiliates excluded from the total enterprise. Fixed charges consist of interest incurred on indebtedness, the portion of operating lease rentals deemed representative of the interest factor and the amortization of debt expense.


                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities and the identity of the Trustee for any Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.


    The Debt Securities will be general obligations of the Company and may be subordinated to "Superior Indebtedness" (as defined below) of the Company to the extent set forth in the Prospectus Supplement relating thereto. See "Subordination of Subordinated Securities" below. Unless otherwise set forth in the applicable Prospectus Supplement, Senior Securities will be issued under an Indenture dated as of August 15, 1989, as amended and restated as of August 15, 1990, between the Company and Citibank, N.A., as Trustee, pursuant to which the Company has issued an aggregate of $1,299,990,000 senior debt securities. Subordinated Securities will be issued under an Indenture between the Company and a commercial bank to be selected as Trustee. A copy of the form of each Indenture has been filed as an exhibit to the Registration Statement filed with the Commission. The following discussion of certain provisions of the Indentures is a summary only and does not purport to be a complete description of the terms and provisions of the Indentures. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the Indentures, including the definition therein of the terms used below with their initial letters capitalized.

GENERAL


    The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by Ashland. Reference is made to the applicable Prospectus Supplement for the following terms of the Debt Securities: (i) the title and the limit on the aggregate principal amount of the Debt Securities; (ii) the date or dates on which the Debt Securities will mature; (iii) the rate or rates (which may be fixed or variable) per annum, if any, or the method of determining such rate or rates, at which the Debt Securities will bear interest; (iv) the date or dates from which such interest shall accrue and the date or dates on which such interest will be payable; (v) the currency or currencies or units of two or more currencies in which the Debt Securities are denominated and principal and interest may be payable, and for which the Debt Securities may be purchased, which may be in United States dollars, a foreign currency or currencies or units of two or more foreign currencies; (vi) whether such Debt Securities are to be Senior Securities or Subordinated Securities; (vii) any redemption or sinking fund terms or certain other specific terms; (viii) any Event of Default or covenant with respect to the Debt Securities of a particular series, if not set forth herein; (ix) whether the Debt Securities will be issued as Registered Securities (as defined below) or as Bearer Securities (as defined below); (x) whether the Debt Securities are to be issued in whole or in part in the form of one or more Global Securities (as defined below) and, if so, the identity of the depositary for such Global Security or Securities; and (xi) any other terms of such series (which terms shall not be inconsistent with the provisions of the Subordinated Indenture or the Senior Indenture, as the case may be). Unless otherwise indicated in the applicable Prospectus Supplement, principal, premium, if any, and interest, if any, will be payable, and the Debt Securities will be transferable, at the corporate trust office of the respective Trustee, provided that payment of interest may be made at the option of Ashland by check mailed to the address of the person entitled thereto as it appears in the respective Debt Securities register.


    The Debt Securities will be unsecured. Senior Securities will rank on a parity with all other unsecured and unsubordinated indebtedness of Ashland. Subordinated Securities will be subordinated to certain present and future superior indebtedness of Ashland. See "Subordination of Subordinated Securities" below.


    The Debt Securities may be issued in fully registered form without coupons ("Registered Securities") or in bearer form with or without coupons ("Bearer Securities"). Debt Securities denominated in U.S. dollars will be issued, unless otherwise set forth in the applicable Prospectus Supplement, in denominations of $1,000 or an integral multiple thereof for Registered Securities, and in denominations of $5,000 or an integral multiple thereof for Bearer Securities. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be only Registered Securities. No service charge will be made for any transfer or exchange of such Debt Securities, but Ashland may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.


    Special Federal income tax and other considerations relating to Debt Securities denominated in foreign currencies or units of two or more foreign currencies will be described in the applicable Prospectus Supplement.

    Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indentures and the Debt Securities will not afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company.

EXCHANGE, REGISTRATION AND TRANSFER


    Registered Securities (other than Global Securities) of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities with coupons appertaining thereto surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities.


    Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar for the Indenture. If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series, and if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located in Europe. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.



    In the event of any redemption in part, the Company shall not be required to: (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (a) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (b) if Debt Securities of the series are issuable only as Bearer Securities, the day of the first publication of the relevant notice of redemption or (c) if Debt Securities of the series are issuable as Registered Securities and Bearer Securities and there is no publication of the relevant notice of redemption, the day of mailing of the relevant notice of redemption, otherwise the date of such publication; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption.


    For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see "Global Securities".

PAYMENT AND PAYING AGENTS


    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal, premium, if any, and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, and payment of interest on Bearer Securities with coupons appertaining thereto on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Bearer Security will be made at any office or agency of the company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium, if any, and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal, premium, if any, and any interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest.


    Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities that are issuable solely as Registered Securities and as the Company's Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to Debt Securities (subject to the limitation described above in the case of Bearer Securities) that are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series.



    All moneys paid by the Company to a Paying Agent for the payment of principal, premium, if any, or interest on any Debt Security or coupon that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the holder of such Debt Security or coupon will thereafter look only to the Company for payment thereof.


GLOBAL SECURITIES

    The Debt Securities of a series issued under the Indentures may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

    The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. Ashland anticipates that the following provisions will generally apply to depositary arrangements.

    Upon the issuance of a Global Security in registered form, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by Ashland if such Debt Securities are offered and sold directly by Ashland. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

    Payments of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither Ashland, the Trustee for such Debt Securities, any paying agent (a "Paying Agent"), nor the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made by the Depositary or any participants on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Ashland expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. Ashland also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants.

    If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as Depositary and a successor Depositary is not appointed by Ashland within 90 days,

Ashland will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. In addition, Ashland may at any time in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if Ashland so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to Ashland, the Trustee, and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by Ashland, of $1,000 and integral multiples thereof.

    If so specified in an applicable Prospectus Supplement, all or any portion of the Debt Securities of a series that are issuable as Bearer Securities initially will be represented by one or more temporary Global Securities, with or without interest coupons, to be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Centrale de Livraison de Valeurs Mobilieres S.A. ("CEDEL") for credit to the respective accounts of the beneficial owners of such Debt Securities (or to such other accounts as they may direct). On and after the exchange date determined as provided in any such temporary Global Security and described in an applicable Prospectus Supplement, each such temporary Global Security will be exchangeable for definitive Debt Securities in bearer form, registered form, or definitive global form (registered or bearer), or any combination thereof, as specified in an applicable Prospectus Supplement. No Bearer Security (including a Debt Security in definitive global bearer form) delivered in exchange for a portion of a temporary Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

    Unless otherwise specified in an applicable Prospectus Supplement, Ashland or its agent must receive a certificate signed by Euroclear or CEDEL, as the case may be, prior to the delivery of a definitive Bearer Security, and prior to the actual payment of interest in respect of the applicable portion of the temporary Global Security payable in respect of an Interest Payment Date occurring prior to the delivery of a definitive Debt Security. Such certificate must be based on statements provided to Euroclear or CEDEL by its member organizations. Such certificate must be dated on the date of the earlier of the first actual payment of interest on the Debt Security and the date of delivery of the Debt Security in definitive form, and must state that on such date the Debt Security is owned by (i) a person that is not a United States person and is not a financial institution holding the obligation for purposes of resale during the Restricted Period, (ii) a United States person that is either (A) the foreign branch of a United States financial institution purchasing for its own account and not for resale during the Restricted Period or (B) a United States person who acquired its interest through the foreign branch of a United States financial institution and who holds the obligation through such financial institution, provided that in either case (A) or (B) the United States financial institution either provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder or has provided a valid blanket certificate stating that the financial institution will comply with such requirements or (iii) a financial institution holding for purposes of resale during the Restricted Period, and such financial institution certifies in addition that it has not acquired the obligation for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. As used herein, the term "Restricted Period" means (i) the period from the closing date until 40 days thereafter or
(ii) any time if the obligation is held as part of an unsold allotment or subscription.

    Each of Euroclear and CEDEL will in such circumstances credit the interest received by it in respect of such temporary Global Security to the accounts of the beneficial owners thereof (or to such other accounts as they may direct).

    The beneficial owner of a Debt Security represented by a definitive Global Security in bearer form may, upon not less than 30 days' written notice to the Trustee, given by it through either Euroclear or CEDEL, exchange its interest in such definitive Global Security for a definitive Bearer Security or Securities, or a definitive Registered Security or Securities of any authorized denomination. No individual definitive Bearer Security will be delivered in or to the United States.

CERTAIN COVENANTS OF ASHLAND WITH RESPECT TO SENIOR SECURITIES

    LIMITATIONS ON LIENS. Unless otherwise provided in the applicable Prospectus Supplement, Ashland will agree that neither it nor any Subsidiary (as defined in the Senior Indenture) will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, lien, pledge or other encumbrance ("Mortgages") upon any of its property or any property of such Subsidiary, real or personal, located in the continental United States of America without effectively providing that the Senior Securities (together with, if Ashland so determines, any other indebtedness or obligation then existing and any other indebtedness or obligation, thereafter created, ranking equally with the Senior Securities) shall be secured equally and ratably with (or, at the option of Ashland, prior to) such Debt so long as such Debt shall be so secured, except that the foregoing provisions shall not apply to: (a) Mortgages existing on the date of the Senior Indenture, (b) Mortgages affecting property of a corporation existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with Ashland or a Subsidiary, (c) Mortgages on property (i) existing at the time of acquisition thereof, (ii) to secure payment of all or part of the purchase price thereof, (iii) to secure Debt incurred prior to, at the time of or within 24 months after acquisition thereof for the purpose of financing all or part of the purchase price thereof or (iv) assumed or incurred in connection with the acquisition thereof, (d) Mortgages on property to secure all or part of the cost of repairing, altering, constructing, improving, exploring, drilling or developing such property, or to secure Debt incurred to provide funds for any such purpose, (e) Mortgages on (i) pipelines, gathering systems, pumping or compressor stations, pipeline storage facilities or other related facilities, (ii) tank cars, tank trucks, tank vessels, barges, tow boats or other vessels or boats, drilling barges, drilling platforms, or other movable railway, automotive, aeronautic or marine facilities, (iii) office buildings, laboratory and research facilities, retail service stations, retail or wholesale sales facilities, terminals, bulk plants, warehouses or storage or distribution facilities, (iv) manufacturing facilities other than units for the refining of crude oil, (v) the equipment of any of the foregoing or (vi) any "margin stock" or "margin security" within the meaning of Regulation U or Regulation G of the Board of Governors of the Federal Reserve System as amended from time to time,
(f) Mortgages on current assets or other personal property (other than shares of stock or indebtedness of Subsidiaries) to secure loans maturing not more than one year from the date of the creation thereof or to secure any renewal thereof for not more than one year at any one time, (g) Mortgages which secure indebtedness owing by a Subsidiary to Ashland or a Subsidiary, (h) Mortgages on property of any Subsidiary principally engaged in a financing or leasing business, (i) Mortgages upon the oil, gas or other minerals produced or to be produced (or proceeds thereof) from properties which shall have been acquired or shall have become producing subsequent to August 15, 1977, if, in respect to each such Mortgage it shall have been given to secure indebtedness incurred to pay or to reimburse the cost (incurred subsequent to the date of the acquisition of such property or August 15, 1977, whichever shall be later) of drilling or equipping such property and (j) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (a) to (i) inclusive or of any Debt secured thereby,

PROVIDED that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Mortgage shall be limited to all or part of substantially the same property which secured the Mortgage extended, renewed or replaced (plus improvements on such property). Notwithstanding the above, Ashland and any one or more Subsidiaries may issue, assume or guarantee Debt secured by Mortgages which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Debt of Ashland and its Subsidiaries which would otherwise be subject to the foregoing restrictions, does not at any one time exceed 5% of the stockholders' equity in Ashland and its consolidated subsidiary companies as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of Ashland. The following types of transactions, among others, shall not be deemed to create Debt secured by Mortgages: (1) the sale or other transfer of oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or such minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil payment or a production payment and (2) Mortgages required by any contract or statute in order to permit Ashland or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States, any State or any department, agency or instrumentality of either.

    LIMITATIONS ON SALE AND LEASE-BACK. Unless otherwise provided in the applicable Prospectus Supplement, Ashland will agree that neither it nor any Subsidiary will enter into any arrangement with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to Ashland or a Subsidiary for a period of more than three years of any real property located in the continental United States (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by Ashland or a Subsidiary to such lender or investor or to any Person or organization to which funds have been or are to be advanced by such lender or investor on the security of the leased property ("Sale and Lease-Back Transactions") unless either: (a) Ashland or such Subsidiary would be entitled to create Debt secured by a Mortgage on the property to be leased, without equally and ratably securing the Senior Securities or (b) Ashland (and in any such case Ashland covenants and agrees that it will do so), within four months after the effective date of such Sale and Lease-Back Transaction (whether made by Ashland or a Subsidiary), applies to the retirement of Debt of Ashland maturing by the terms thereof more than one year after the original creation thereof ("Funded Debt"), an amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such arrangement or (ii) the fair value of the real property so leased at the time of entering into such arrangement (as determined by the Board of Directors); PROVIDED that the amount to be applied to the retirement of Funded Debt shall be reduced by an amount equal to the sum of (a) the principal amount of Senior Securities delivered, within four months after the effective date of such arrangement, to the Trustee for retirement and cancellation and (b) the principal amount of other Funded Debt voluntarily retired by Ashland within such four-month period, excluding retirements of Senior Securities and other Funded Debt pursuant to mandatory sinking fund or prepayment provisions or by payment at maturity.

    LIMITATION ON CONSOLIDATIONS AND MERGERS. The Senior Indenture provides that Ashland will not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any entity (other than a wholly owned subsidiary of Ashland, except in the event that such a subsidiary is the surviving corporation in a consolidation or merger) unless the successor or transferee is a domestic corporation that assumes Ashland's obligations under the Senior Securities and the Senior Indenture and certain other conditions are met.

SUBORDINATION OF SUBORDINATED SECURITIES

    The payment of the principal of, premium, if any, and interest on the Subordinated Securities, including sinking fund payments, if any, will be subordinated in right of payment, as set forth in the

Subordinated Indenture, to the prior payment in full of all Superior Indebtedness of Ashland. Superior Indebtedness is defined as (a) the principal of, premium, if any, and accrued and unpaid interest on (whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed) (i) indebtedness of Ashland for money borrowed (other than the Subordinated Securities), (ii) guarantees by Ashland of indebtedness for money borrowed of any other person, (iii) indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which Ashland is responsible or liable, by guarantees or otherwise, (iv) obligations of Ashland under any agreement relating to any interest rate or currency swap, interest rate cap, interest rate collar, interest rate future, currency exchange or forward currency transaction, or any similar interest rate or currency hedging transaction and (v) obligations of Ashland under any agreement to lease, or any lease of, any real or personal property which, in accordance with generally accepted accounting principles, is classified on Ashland's balance sheet as a liability and (b) modifications, renewals, extensions and refundings of any such indebtedness, liability, obligation or guarantee; unless, in the instrument created or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, liability, obligation or guarantee, or such modification, renewal, extension or refunding thereof, is not superior in right of payment to the Subordinated Securities; PROVIDED, HOWEVER, that Superior Indebtedness shall not be deemed to include (i) any obligations of Ashland to any subsidiary and (ii) any other indebtedness, guarantee or obligation of Ashland of the type set forth above which is subordinate or junior in ranking in any respect to any other indebtedness, guarantee or obligation of Ashland.

    No payment by Ashland on account of principal of, premium, if any, or interest on the Subordinated Securities, including sinking fund payments, if any, may be made if any default or event of default with respect to any Superior Indebtedness shall have occurred and be continuing and (unless such default or event of default is the failure by Ashland to pay principal or interest on any instrument constituting Superior Indebtedness) written notice thereof shall have been given to the Trustee by Ashland or to Ashland and the Trustee by the Holders of at least 10% in principal amount of any kind or category of any Superior Indebtedness (or a representative or trustee on their behalf). Ashland may resume payments on the Subordinated Securities (unless otherwise prohibited by the related Indenture) if (i) such default is cured or waived or (ii) unless such default is the failure of Ashland to pay principal or interest on any Superior Indebtedness, 120 days pass after the notice is given if such default is not the subject of judicial proceedings. In the event that any Subordinated Security is declared due and payable before the date specified therein as the fixed date on which the principal thereof is due and payable, or upon any payment or distribution of assets of Ashland to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of (and premium, if any) and interest due or to become due on all Superior Indebtedness must be paid in full before the Holders of Subordinated Securities are entitled to receive or take any payment (other than shares of stock or subordinated indebtedness provided by a plan of reorganization or adjustment which does not alter the rights of Holders of Superior Indebtedness without such Holders' consent). Subject to the payment in full of all Superior Indebtedness, the Holders of the Subordinated Securities are to be subrogated to the rights of the Holders of Superior Indebtedness to receive payments or distribution of assets of Ashland applicable to Superior Indebtedness until the Subordinated Securities are paid in full.

    By reason of such subordination, in the event of insolvency, creditors of Ashland who are Holders of Superior Indebtedness, as well as certain general creditors of Ashland, may recover more, ratably, than the Holders of the Subordinated Securities.

    The Subordinated Indenture will not limit the amount of Superior Indebtedness or Debt Securities which may be issued by Ashland or any of its subsidiaries.

MODIFICATION OF THE INDENTURES

    The Indentures provide that the Company and the Trustee thereunder may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of the Debt Securities as permitted under the Indentures or, provided such action shall not adversely affect the interests of the Holders of Debt Securities in any material respect, curing ambiguities or inconsistencies in such Indentures or making other provisions.

    The Indentures contain provisions permitting the Company, with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities (as defined in the Indentures) of each affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indentures or modifying the rights of the Holders of Debt Securities of such series, except that no such supplemental indenture may, without the consent of the Holders of all of the Outstanding Securities affected thereby, among other things: (i) change the maturity of the principal of, or any installment of principal of or interest on, any of the Debt Securities; (ii) reduce the principal amount thereof (or any premium thereon) or the rate of interest thereon; (iii) change the currency, currencies or currency unit or units in which, any of the Debt Securities or any premium or interest thereon is payable; (iv) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by such Indentures; (v) impair the right to institute suit for the enforcement of any such payment on or after the applicable maturity date; (vi) reduce the percentage in principal amount of the Outstanding Securities of any series, the consent of the Holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, such Indentures; or (vii) with certain exceptions, modify the provisions for the waiver of certain covenants and defaults and any of the foregoing provisions.

WAIVER OF CERTAIN COVENANTS

    The Indentures provide that the Company will not be required to comply with certain restrictive covenants (including those described above under "Certain Restrictive Provisions") if the Holders of not less than 66 2/3% in principal amount of each series of Outstanding Securities affected thereby waive compliance with such restrictive covenants.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    An Event of Default in respect of any series of Debt Securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in the Indentures to be: (i) a default for 30 days in the payment of any installment of interest upon any of the Debt Securities of such series when due; (ii) a default in the payment of principal of (or premium, if any, on) any of the Debt Securities of such series when due; (iii) a default for 30 days in the deposit of any sinking fund payment when the same becomes due by the terms of the Debt Securities of such series;
(iv) a default by the Company in the performance, or breach, of any of its other covenants or warranties in the applicable Indentures which shall not have been remedied for a period of 60 days after notice from the Trustee thereunder or the Holders of not less than 25% in principal amount of the Outstanding Securities of such series; (v) certain events of bankruptcy, insolvency or reorganization of the Company; and (vi) any other Event of Default provided with respect to Debt Securities of that series.

    The Indentures provide that if an Event of Default specified therein in respect of any series of Outstanding Securities issued under such Indentures shall have happened and be continuing, either the Trustee thereunder or the Holders of not less than 25% in principal amount of the Outstanding Securities of such series may declare the principal of all of the Outstanding Securities of such series to be immediately due and payable.

    The Indentures provide that the Holders of not less than a majority in principal amount of the Outstanding Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of such series, provided that such Trustee may act in any way that is not inconsistent with such directions and may decline to act if any such direction is contrary to law or to such Indentures or would involve such Trustee in personal liability.

    The Indentures provide that the Holders of not less than a majority in principal amount of the Outstanding Securities of any series may on behalf of the Holders of all of the Outstanding Securities of such series waive any past default under the Indentures with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series or (ii) in respect of a covenant or provision of such Indentures which, under the terms of such Indentures, cannot be modified or amended without the consent of the Holders of all of the Outstanding Securities of such series affected thereby.

    The Indentures contain provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default in respect of any series of Debt Securities to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of such series before proceeding to exercise any right or power under such Indentures at the request of the Holders of the Debt Securities of such series.

    The Indentures provide that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, give to the Holders of the Debt Securities of such series notice of such uncured and unwaived default known to it; PROVIDED, HOWEVER, that, except in the case of a default in the payment of the principal of (or premium, if any) or interest on, or any sinking fund installment with respect to, any of the Debt Securities of such series, such Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and PROVIDED FURTHER, that such notice shall not be given until at least 30 days after the occurrence of an Event of Default regarding the performance, or breach, of any covenant or warranty of the Company under such Indentures other than for the payment of the principal of (or premium, if any) or interest on, or any sinking fund installment with respect to, any of the Debt Securities of such series. The term "default" for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series.

    The Indentures require the Company to file annually with the Trustee thereunder a certificate, executed by an officer of the Company, indicating whether such officer has knowledge of any default under such Indentures.

MEETINGS

    The Indentures contain provisions for convening meetings of the Holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. A meeting may be called at any time by the Trustee, and, if the Trustee fails to call a meeting within 21 days after receipt of a request from the Company or the Holders of at least 10% in principal amount of the Outstanding Securities of such series, the Company or such Holders may call a meeting upon notice given in accordance with "Notices" below. Persons entitled to vote a majority in principal amount of the Outstanding Securities of a series shall constitute a quorum at a meeting of the Holders of Debt Securities of such series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which is required to be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series, the persons entitled to vote 66 2/3% in principal amount of the Outstanding Securities of such series shall constitute a quorum. In the absence of a quorum, a meeting called by the Company or the Trustee shall be adjourned for a period of not less than 10 days, and in the absence of a quorum at any such adjourned meeting, the meeting shall be further adjourned for a period of not less than 10 days. Any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the

Holders of a specified percentage in principal amount of Outstanding Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indentures will be binding on all Holders of Securities of that series and the related coupons. With respect to any consent, waiver or other action which the Indentures expressly provide may be given by the Holders of a specified percentage of Outstanding Securities of any series affected thereby (acting as one class), only the principal amount of Outstanding Securities of any series represented at a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid and voting in favor of such action shall be counted for purposes of calculating the aggregate principal amount of Outstanding Securities of all series affected thereby favoring such action.

NOTICES

    Except as otherwise provided in the applicable Prospectus Supplement, notices to Holders of Bearer Securities will be given by publication at least once in a daily newspaper in The City of New York and London and in such other city or cities as may be specified in such Bearer Securities and will be mailed to such Persons whose names and addresses were previously filed with the Trustee within the last two years under the Indentures, within the time prescribed for the giving of such notice. Notices to Holders of Registered Securities will be given by mail to the address of such Holders as they appear in the Security Register.

TITLE

    Title to any Bearer Securities (including Bearer Securities in temporary or definitive global bearer form) and any coupons appertaining thereto will pass by delivery. The Company, the appropriate Trustee and any agent of the Company or such Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and registered owner of any Registered Security as the absolute owner thereof (whether or not such security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

REPLACEMENT OF SECURITIES AND COUPONS

    Any mutilated Debt Security and any Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such mutilated Debt Security or Debt Security with a mutilated coupon to the appropriate Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the appropriate Trustee of evidence of the destruction, loss or theft thereof satisfactory to the Company and such Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced (upon surrender to the appropriate Trustee of the Debt Security with all appurtenant coupons not destroyed, stolen or lost) by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon an indemnity satisfactory to the appropriate Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued.

DEFEASANCE

    Unless the Prospectus Supplement relating to the Offered Securities provides otherwise, the Company at its option (a) will be Discharged (as such term is defined in the Indentures) from any and all obligations in respect of the Offered Securities (except for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated securities and coupons, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indentures (including those described above under "Certain Restrictive Provisions"), if there are deposited with the Trustee, in the case of Debt Securities and coupons denominated in U.S. dollars, U.S. Government Obligations (as defined in the Indentures) or, in the case of Debt Securities and coupons denominated in a foreign currency, Foreign Government Securities (as defined in the Indentures), which through the payment of interest thereon and principal thereof in accordance with their terms will provide money or a combination of money and U.S. Government Obligations or Foreign Government Securities, as the case may be, in an amount sufficient to pay in the currency, currencies or currency unit or units in which the Offered Securities are payable all the principal of, and interest on, the Offered Securities on the dates such payments are due in accordance with the terms of the Offered Securities. As a condition to the Company's exercise of either such option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that Holders of the Offered Securities will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and related defeasance and will be subject to Federal income tax in the same amount, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred. The deposit and the Discharge or release from compliance with certain covenants described in the preceding sentence may result in the Holders of the Offered Securities recognizing income, gain or loss for Federal income tax purposes as a result of such deposit and Discharge or release, and may result in the Holders recognizing income in a manner or at times different than would have been the case if such deposit and Discharge or release had not occurred.

CERTAIN RIGHTS TO REQUIRE PURCHASE OF SECURITIES BY ASHLAND UPON UNAPPROVED CHANGE IN CONTROL AND DECLINE IN DEBT RATING

    In the event that (a) there occurs any Change in Control (as hereinafter defined) of Ashland and (b) the prevailing rating of any series of the Debt Securities issued under the Indentures on a date within 90 days following public notice of such Change in Control shall be less than the rating on a specified earlier date by the equivalent of at least one full rating category (as defined in the Indentures), each Holder of Debt Securities of such series shall have the right, at the Holder's option, to require Ashland to purchase all or any part of the Holder's Debt Securities on the date (the "Repurchase Date") that is 100 days after the last to occur of (i) public notice of such Change in Control and
(ii) the rating decline, at 100% of the principal amount on the Repurchase Date, plus accrued and unpaid interest to the Repurchase Date. Notwithstanding the foregoing, if such a rating decline applies to less than all series of the Debt Securities, the repurchase rights described above will apply only to those series with respect to which there has been a rating decline.

    On or before the twenty-eighth day after the last to occur of public notice of the Change in Control and the decrease in the rating of such Debt Securities, Ashland is obligated to mail or cause to be mailed to all Holders of record of such Debt Securities a notice regarding the Change in Control, the decrease in the rating of the Debt Securities and the repurchase right. The notice shall state the Repurchase Date, the date by which the repurchase right must be exercised, the applicable price for such Debt Securities and the procedure which the Holder must follow to exercise this right. Ashland shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York. To exercise this right, the Holder of a Debt Security must deliver on or before the tenth day before the Repurchase Date written notice to Ashland (or an agent designated by Ashland for such purpose) of the Holder's exercise of such right, together with the Debt Security with respect to which the right is being exercised, duly endorsed for transfer. The Company will comply with Rules 13e-4 and 14e-1 under the Exchange Act and any other applicable securities laws in connection with any such repurchase of Debt Securities.

    As used herein, a "Change in Control" shall be deemed to have occurred at such time as (i) a "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the then outstanding voting stock of Ashland, otherwise than through a transaction consummated with the prior approval of the Board of Directors of Ashland or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute Ashland's Board of Directors (together with any new director whose election by Ashland's Board of Directors or whose nomination for election by Ashland's shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office. In considering whether to approve a transaction which might otherwise constitute a Change in Control, the Board of Directors of Ashland will be required to consider the interests of stockholders, employees and other creditors of Ashland which may not necessarily be consistent with the interests of Holders of Debt Securities. In considering whether to pursue a transaction which might otherwise constitute a Change in Control, a potential acquirer of the Company will be required to consider that, to the extent the repurchase right becomes exercisable and is exercised by Holders of Debt Securities of any series, sufficient funds must be made available to make payment to such Holders. The Company cannot presently predict the source of such funds, but expects that the source would be determined in the context of the overall consideration of such a transaction.

GOVERNING LAW

    The Indentures, the Debt Securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York.

THE TRUSTEE

    Citibank, N.A. is Trustee under the Senior Indenture and one other indenture pursuant to which unsecured debt obligations of the Company are outstanding and has other customary banking relationships with the Company and its affiliates.

                          DESCRIPTION OF CAPITAL STOCK


    The authorized stock of the Company consists of 150,000,000 shares of Common Stock and 30,000,000 shares of Preferred Stock, issuable in series. On October 31, 1996, there were 64,599,228 shares of Common Stock and 6,000,000 shares of Preferred Stock outstanding. 500,000 shares of Series A Participating Cumulative Preferred Stock (the "Series Preferred Stock") have been authorized and are reserved for issuance upon exercise of rights issued pursuant to the Rights Agreement described below. As of October 31, 1996, an aggregate of 25,098,211 shares of Common Stock were reserved for issuance upon conversion of the Company's 6 3/4% Convertible Subordinated Debentures, the Company's $3.125 Cumulative Convertible Preferred Stock (the "$3.125 Preferred Stock") and issuance under the Company's various stock and compensation incentive plans.


    The following statements with respect to the capital stock of the Company are subject to the detailed provisions of the Company's Second Restated Articles of Incorporation, as amended (the "Restated Articles"), and By-laws, as amended (the "By-laws"), as currently in effect. These statements do not purport to be complete, or to give full effect to the terms of the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Restated Articles, By-laws and the Rights Agreement, which are filed as Exhibits to the Registration Statement of which this Prospectus is a part.

DESCRIPTION OF COMMON STOCK

    The holders of Common Stock are entitled to receive dividends as may be declared from time to time by the Board of Directors of the Company (the "Board of Directors") out of funds legally available therefor. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and have cumulative voting rights. Under cumulative voting, a shareholder may multiply the number of shares owned by the number of directors to be elected and cast this total number of votes for any one nominee or distribute the total number of votes, in any proportion, among as many nominees as the shareholder desires. Holders of Common Stock are entitled to receive, upon any liquidation of the Company, all remaining assets available for distribution to shareholders after satisfaction of the Company's liabilities and the preferential rights of any Preferred Stock that may then be issued and outstanding. The outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion of the $3.125 Preferred Stock and the 6 3/4% Convertible Subordinated Debentures will be, fully paid and nonassessable. The holders of Common Stock have no preemptive, conversion or redemption rights. The Transfer Agent and Registrar of Ashland's Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

PREFERRED STOCK PURCHASE RIGHTS


    On May 16, 1996, the Company entered into a Rights Agreement with Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"), which is a shareholder rights plan providing for a dividend of one Preferred Stock purchase right for each outstanding share of Common Stock of the Company (the "Rights"). The dividend was issued to shareholders of record on the date of the adoption of the Rights Agreement, and holders of shares of Common Stock issued subsequent to that date are issued Rights with their shares. The Rights trade automatically with shares of Common Stock and become exercisable only under certain circumstances as described below. The Rights are designed to protect the interests of the Company and its shareholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirers to negotiate with the Company's Board of Directors prior to attempting a takeover and to provide the Board with leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The Rights may have certain anti-takeover effects. The Rights should not, however, interfere with any merger or other business combination approved by the Board of Directors.



    Until a Right is exercised, the holder of a Right, as such, will have no rights as a shareholder of the Company including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each Right will entitle the holder thereof to purchase from the Company one-thousandth of a share of Series A Participating Cumulative Preferred Stock, without par value, at a purchase price of $140 per Right, subject to adjustment (the "Purchase Price"). In general, the Rights will not be exercisable until the earlier of (a) such time as the Company learns that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (such person or group being an "Acquiring Person"), unless provisions preventing accidental triggering of the Rights apply and (b) the close of business on such date, if any, as may be designated by the Board of Directors of the Company following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date").



    In the event that, following Distribution Date, the Company is acquired in a merger or other business combination by an Acquiring Person or an associate or affiliate of an Acquiring Person that is a publicly traded corporation or 50% or more of the Company's assets or assets representing 50% or more of the Company's revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person or an associate or affiliate of an Acquiring Person that is a publicly traded corporation, each Right will entitle its holder (subject to the next paragraph) to purchase, for the Purchase Price, that number of common shares of such corporation which at the time of the transaction would have a market value of twice the Purchase Price. In the event the Company is acquired in a merger or other business combination by an Acquiring Person or an associate or affiliate of an Acquiring Person that is not a publicly traded entity or 50% or more of the Company's assets or assets representing 50% or more of the Company's revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person or an associate or affiliate of an Acquiring Person that is not a publicly traded entity, each Right will entitle its holder (subject to the next paragraph) to purchase, for the Purchase Price, at such holder's option,
(a) that number of shares of the surviving corporation in the transaction with such entity (which surviving corporation could be the Company) which at the time of the transaction would have a book value of twice the Purchase Price, (b) that number of shares of such entity which at the time of the transaction would have a book value of twice the Purchase Price or (c) if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Purchase Price.

    Any Rights that are at any time beneficially owned by an Acquiring Person (or any affiliate or associate of an Acquiring Person) will be null and void and nontransferable and any holder of any such Right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such Right.



    The Rights will expire at the close of business on May 16, 2006 (the "Expiration Date"), unless earlier redeemed. At any time prior to the earlier of
(a) such time as a person or group becomes an Acquiring Person and (b) the Expiration Date, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (which amount is subject to adjustment as provided in the Rights Agreement).



    The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by the description of the Rights contained in the Rights Agreement.


DESCRIPTION OF PREFERRED STOCK

    The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate. Specific terms of any series of the Preferred Stock offered by a Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. The description set forth below is subject to and qualified in its entirety by reference to the Articles of Amendment to the Restated Articles establishing a particular series of the Preferred Stock which will be filed with the Commission in connection with the offering of such series of Preferred Stock.

    GENERAL. Under the Restated Articles, the Board of Directors is authorized, without further shareholder action, to provide for the issuance of up to 30,000,000 shares of Preferred Stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each such series. The Company may amend from time to time its Restated Articles to increase the number of authorized shares of Preferred Stock. Any such amendment would require the approval of the holders of 66 2/3% of the outstanding shares of all series of Preferred Stock voting together as a single class without regard to series. As of the date of this Prospectus, the Company has one series of preferred stock outstanding.

    The Preferred Stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the title and liquidation preference per share of such Preferred Stock and the number of shares offered; (ii) the price at which such Preferred Stock will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions of such Preferred Stock; (v) any conversion provisions of such Preferred Stock; (vi) the voting rights, if any, of such Preferred Stock; and (vii) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

    The Preferred Stock will, when issued, be fully paid and nonassessable.

    DIVIDEND RIGHTS. The Preferred Stock will be preferred over the Common Stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in Common Stock) on the Common Stock shall be declared and set apart for payment or paid, the holders of shares of each series of Preferred Stock shall be entitled to receive dividends (either in cash, shares of Common Stock or Preferred Stock, or otherwise) when, as and if declared by the Board of Directors, at the rate and on the date or dates as set forth in the Prospectus Supplement. With respect to each series of Preferred Stock, the dividends on each share of such series shall be cumulative from the date of issue of such share unless some other date is set forth in the Prospectus Supplement relating to any such series. Accruals of dividends shall not bear interest.

    RIGHTS UPON LIQUIDATION. The Preferred Stock shall be preferred over the Common Stock as to assets so that the holders of each series of Preferred Stock shall be entitled to be paid, upon the voluntary or involuntary liquidation, dissolution or winding up of the Company and before any distribution is made to the holders of Common Stock, the amount set forth in the Prospectus Supplement relating to any such series, but in such case the holders of such series of Preferred Stock shall not be entitled to any other or further payment. If upon any such liquidation, dissolution or winding up of the Company its net assets shall be insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding Preferred Stock are entitled, the entire remaining net assets of the Company shall be distributed among the holders of each series of Preferred Stock in amounts proportionate to the full amounts to which the holders of each such series are respectively so entitled.

    REDEMPTION. All shares of any series of Preferred Stock shall be redeemable to the extent set forth in the Prospectus Supplement relating to any such series. All shares of any series of Preferred Stock shall be convertible into shares of Common Stock or into shares of any other series of Preferred Stock to the extent set forth in the Prospectus Supplement relating to any such series.

    VOTING RIGHTS. Unless otherwise provided in the Prospectus Supplement, the holders of shares of Preferred Stock shall be entitled to one vote for each share of Preferred Stock held by them on all matters properly presented to shareholders, the holders of Common Stock and the holders of all series of Preferred Stock voting together as one class.

$3.125 CUMULATIVE PREFERRED STOCK


    In May 1993, the Company issued 6,000,000 shares of $3.125 Preferred Stock of which all such shares are currently outstanding. Annual cumulative dividends of $3.125 per share are payable quarterly as and if declared by the Board of Directors. Each share of $3.125 Preferred Stock is convertible at any time at the option of the holder thereof into 1.546 shares of Common Stock, equivalent to an initial conversion price of $32.343 for each share of Common Stock, subject to adjustment in certain circumstances. The $3.125 Preferred Stock is not redeemable prior to March 25, 1997. On and after such date, the $3.125 Preferred Stock is redeemable, in whole or in part, at the option of the Company, at $51.88 per share during the period from March 25, 1997 to March 14, 1998, and declining ratably annually to $50 per share on or after March 15, 2003, plus in each case accrued and unpaid dividends to the redemption date. The holders of $3.125 Preferred Stock generally have no voting rights, but have the right to elect two additional directors of the Company if the equivalent of six quarterly dividends payable on the $3.125 Preferred Stock are in arrears. In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of $3.125 Preferred Stock are entitled to receive the liquidation preference of $50 per share, plus an amount equal to any accrued and unpaid dividends to the payment date.


DESCRIPTION OF DEPOSITARY SHARES

    GENERAL. The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

    The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

    The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and Depositary Receipt will be filed as exhibits to the Registration Statement in connection with the offering of any such Depositary Shares and the following summary is qualified in its entirety by reference to such exhibits.

    Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

    DIVIDENDS AND OTHER DISTRIBUTIONS. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

    REDEMPTION OF DEPOSITARY SHARES. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or PRO RATA as may be determined by the Depositary.

    VOTING THE PREFERRED STOCK. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all actions which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

    AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

    CHARGES OF DEPOSITARY. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Preferred Stock upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.

    MISCELLANEOUS. The Depositary will forward to holders of Depositary Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

    Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

    RESIGNATION AND REMOVAL OF DEPOSITARY. The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

CERTAIN PROVISIONS OF ASHLAND'S RESTATED ARTICLES

    In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of Ashland not approved by the Board of Directors, it would be possible, subject to any limitations imposed by applicable law, the Restated Articles and the applicable rules of the stock exchanges upon which the Common Stock is listed, for the Board of Directors to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of Ashland. The consent of the holders of Common Stock would not be required for any such issuance of preferred stock.

    The Restated Articles incorporate in substance certain provisions of the Kentucky Business Corporation Act to require approval of the holders of at least 80% of Ashland's voting stock, plus two-thirds of the voting stock other than voting stock owned by a 10% shareholder, as a condition to mergers and certain other business combinations involving Ashland and such 10% shareholder unless
(a) the transaction is approved by a majority of the continuing directors (as defined) of Ashland or

(b) certain minimum price and procedural requirements are met. In addition, the Kentucky Business Corporation Act includes a standstill provision which precludes a business combination from occurring with a 10% shareholder, notwithstanding any vote of shareholders or price paid, for a period of five years after the date such 10% shareholder becomes a 10% shareholder, unless a majority of the independent directors (as defined) of Ashland approves such combination before the date such shareholder becomes a 10% shareholder.

    The Restated Articles also provide that (i) the Board of Directors is classified into three classes, (ii) a director may be removed from office without "cause" (as defined) only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock of Ashland,
(iii) the Board of Directors may adopt By-laws concerning the conduct of, and matters considered at, meetings of shareholders, including special meetings,
(iv) the By-laws and certain provisions of the Restated Articles may be amended only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock of Ashland and (v) the By-laws may be adopted or amended by the Board of Directors, subject to amendment or repeal only by affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock of Ashland.

                       DESCRIPTION OF SECURITIES WARRANTS

    The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrants or beneficial owners of Securities Warrants. The following summary of certain provisions of the Securities Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Securities Warrant Agreements.

    Reference is made to the Prospectus Supplement relating to the particular issue of Securities Warrants offered thereby for the terms of such Securities Warrants, including, where applicable: (i) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of Securities Warrants to purchase Debt Securities and the price at which such Debt Securities may be purchased upon such exercise;
(ii) the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of Preferred Stock purchasable upon exercise of Securities Warrants to purchase shares of Preferred Stock and the price at which such number of shares of Preferred Stock of such series may be purchased upon such exercise; (iii) the number of shares of Common Stock purchasable upon the exercise of Securities Warrants to purchase shares of Common Stock and the price at which such number of shares of Common Stock may be purchased upon such exercise; (iv) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (v) United States Federal income tax consequences applicable to such Securities Warrants; and (vi) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Stock and Common Stock will be offered and exercisable for U.S. dollars only. Securities Warrants will be issued in registered form only. The exercise price for Securities Warrants will be subject to adjustment in accordance with the applicable Prospectus Supplement.

    Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or such number of shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Offered Securities Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void. The place or places where, and the manner in which, Securities Warrants may be exercised shall be specified in the Prospectus Supplement relating to such Securities Warrants.

    Prior to the exercise of any Securities Warrants to purchase Debt Securities, Preferred Stock or Common Stock, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION


    Ashland may sell the Offered Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or a limited number of institutional purchasers; or (iii) through agents. This Prospectus or an appropriate Prospectus Supplement (which will be included in a Post-Effective Amendment to the Registration Statement with respect to the Offered Securities when required) will set forth the terms of the offering of the Offered Securities, which will include when applicable the name or names of any underwriters, dealers or agents, the price of the Offered Securities and the net proceeds to Ashland from such sale, any underwriting discounts or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Securities may be listed.


    If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If a dealer is utilized in the sale of any Offered Securities in respect of which this Prospectus is delivered, Ashland will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement.

    Offered Securities may be sold directly by Ashland to one or more institutional purchasers, or through agents at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the Prospectus Supplement, Ashland will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities from Ashland at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.


    Underwriters and agents may be entitled under agreements entered into with Ashland to indemnification by Ashland against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Underwriters and agents may be customers of, engage in other transactions with or perform services for Ashland in the ordinary course of business.

                                 LEGAL MATTERS


    The validity of the issuance of the Offered Securities will be passed upon for Ashland by Cravath, Swaine & Moore, New York, New York, who will rely as to matters of Kentucky law upon the opinion of Thomas L. Feazell, Esq., Senior Vice President, General Counsel and Secretary of Ashland. Cravath, Swaine & Moore has in the past represented and continues to represent the Company in other matters on a regular basis. Samuel C. Butler is a director of Ashland and a partner in the law firm of Cravath, Swaine & Moore and owns beneficially 8,293 shares of Common Stock of Ashland. Thomas L. Feazell owns beneficially 111,560 shares of Common Stock and 200 shares of $3.125 Preferred Stock of Ashland.


                                    EXPERTS


    The consolidated financial statements and schedule of Ashland appearing or incorporated by reference in Ashland's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                   ---------
                   PROSPECTUS SUPPLEMENT
Description of the Medium-Term Notes.............        S-2
Special Provisions Relating to Foreign Currency
 Notes...........................................       S-10
Foreign Currency Risks...........................       S-12
Certain United States Federal Income Tax
 Consequences....................................       S-13
Plan of Distribution.............................       S-20
                         PROSPECTUS
Available Information............................          2
Incorporation of Certain Documents by
 Reference.......................................          2
The Company......................................          3
Use of Proceeds..................................          4
Ratios...........................................          4
Description of Debt Securities...................          4
Description of Capital Stock.....................         17
Description of Securities Warrants...............         23
Plan of Distribution.............................         24
Legal Matters....................................         25
Experts..........................................         25

                                  Ashland Inc.

                               U.S. $220,000,000

                               Medium-Term Notes,
                                    Series H

                             PROSPECTUS SUPPLEMENT

                                CS First Boston

                              Salomon Brothers Inc

                           Citicorp Securities, Inc.

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